EXHIBIT 10.4

PURCHASE AND SALE
AGREEMENT
dated
April 16, 2021
by and among
POP 4208 SIX FORKS ROAD, L.P., POP MORROCROFT, L.P., POP 150 FAYETTEVILLE, LP, POP CAPITOL TOWERS, LP, PAC GALLERIA 75, LLC, POP 8 WEST MEZZANINE LENDING, LLC, PREFERRED OFFICE PROPERTIES, LLC
SELLER
and
HIGHWOODS REALTY LIMITED PARTNERSHIP,
PURCHASER

TABLE OF CONTENTS
i

ii

iii

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is dated and made as of April 16, 2021 (the “Effective Date”) by and among (i) POP 4208 SIX FORKS ROAD, L.P., a Delaware limited partnership, POP MORROCROFT, L.P., a Delaware limited partnership, POP 150 FAYETTEVILLE, LP, a Delaware limited partnership, POP CAPITOL TOWERS, LP, a Delaware limited partnership, PAC GALLERIA 75, LLC, a Delaware limited liability company, and POP 8 WEST MEZZANINE LENDING, LLC, a Delaware limited liability company (individually and collectively, “Seller”), having an address at 3284 Northside Parkway, Suite 150, Atlanta, GA 30327, and (ii) HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership with an office at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 (“Purchaser”). PREFERRED OFFICE PROPERTIES, LLC, a Delaware limited liability company (“POP”) executes this agreement for the sole purpose of agreeing to the provisions of Section 4.4(g)(ii).
RECITALS
A.    Seller desires to sell and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Property, upon the terms and conditions set forth in this Agreement.
B.    Certain rules of construction for interpreting this Agreement are set forth on Schedule 1 attached hereto which is hereby incorporated in and constitutes part of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and provisions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.
ARTICLE I

SALE OF THE PROPERTY AND MEZZANINE LOAN
1.1    Sale of Property. Seller agrees to sell, transfer and assign to Purchaser and Purchaser agrees to purchase, accept and assume from Seller, subject to and in accordance with the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):
(a)    Land. The following parcels of real property (individually, a “Tract”, and collectively, the “Land” or “Tracts”):
(i)    fee simple interest in a tract or tracts of land located in Raleigh, Wake County, North Carolina, described on Exhibit A-1, on which is located one (1) office building containing approximately 300,389 square feet known as “Captrust Tower” (the “Captrust Tower Tract”);

(ii)    fee simple interest and leasehold interest in a tract or tracts of land located in Raleigh, Wake County, North Carolina, described on Exhibit A-2, on which is located one (1) office building containing approximately 560,000 square feet known as “150 Fayetteville” (the “150 Fayetteville Tract”);
(iii)    fee simple interest in a tract or tracts of land located in Charlotte, Mecklenburg County, North Carolina, described on Exhibit A-3, on which is located four (4) office buildings and one (1) retail building) containing approximately 478,630 square feet, in the aggregate, known as “Capitol Towers” (the “Capitol Towers Tract”);
(iv)    fee simple interest in a tract or tracts of land located in Charlotte, Mecklenburg County, North Carolina, described on Exhibit A-4, on which is located three (3) office buildings containing approximately 292,000 square feet, in the aggregate, known as “Morrocroft Centre” (the “Morrocroft Centre Tract”); and
(v)    fee simple interest in a tract or tracts of land in Atlanta, Cobb County, Georgia, described on Exhibit A-5, known as “Galleria 75” (the “Galleria 75 Tract”);
together with all and singular easements, covenants, agreements, rights, privileges, tenements, and hereditaments thereunto now or hereafter belonging or appertaining thereto, and any and all oil, gas and mineral rights relating to such real estate, water and water rights, ditch and any other rights to use and appropriate water from or relating to such real estate;
(b)    Appurtenances. All rights, easements, licenses, appurtenances, tenements, hereditaments, privileges and other rights appurtenant to the Land (the “Appurtenances”);
(c)    Improvements. All buildings, structures, facilities, installations, fixtures and other improvements of every kind located on, under or within the Land (the “Improvements”);
(d)    Leases.
(i)    Ground Leases. Seller’s right, title and interest, as tenant, under (A) that certain Terms and Conditions of Ground Lease by and between Thomas E. Green, Jr., Thomas E. Green, III, David Phillip Fisher Green, Anna Green Ligon, and husband J. Henry Ligon, and Catherine S. Green (collectively, as landlord), and Charles E. Marsh, III (as tenant), a memorandum of which is recorded in Book 3530, Page 36, Wake County Registry, as subsequently assigned (the “Green Ground Lease”); and (B) that certain Parking Ground Lease Agreement, including the option to purchase, by and between First Union National Bank (as landlord) and G&I II Capitol Center Garage LLC (as tenant), a memorandum of which is recorded in Book 8430, Page 1615, Wake County Registry, as subsequently assigned (the “Parking Ground Lease” and together with the Green Ground Lease each, a “Ground Lease” and collectively, the “Ground Leases”);

(ii)    Seller’s right, title and interest in and to all leases, subleases, licenses or other occupancy agreements including all amendments, affecting the Land and Improvements which are shown on Exhibit B attached hereto and any New Leases (as hereinafter defined in Section 10.3) (collectively, the “Leases”), including any guaranties of such Leases and any security deposits under such Leases;
(e)    Fixtures and Personal Property. All tangible personal property (the “Tangible Personal Property”) upon, under or within the Land or Appurtenances, including specifically, without limitation, fixtures, machinery systems, equipment and other items of tangible personal property owned by Seller and used in connection with the ownership, use, maintenance and operation of the Land or the Improvements (with the Building Systems (as defined below) the “Fixtures and Personal Property”). The Fixtures and Personal Property shall include the building management systems, including the software and the associated server (including those utilized in the operation of the HVAC and card access controls), together with any controller or programmable logic control that is part of the base building system of any building, including, but not limited to mechanical, electrical and life safety systems (all collectively referred to herein as the “Building Systems”), but only if the Building Systems, or any portion thereof, are located in, and maintained at, any of the buildings located on the Improvements (a “Building” or “Buildings”), that is, no Building System will be conveyed to Purchaser if it is located and/or maintained off site from the Buildings;
(f)    Service Agreements. All service agreements listed on Exhibit C attached hereto and any New Service Agreements (as defined in Section 10.3) (collectively, the “Service Agreements”); and
(g)    Intangible Property. All of the following items, to the extent assignable and without warranty: consents, licenses, approvals, certificates, permits, development rights, warranties, guarantees and floor plans, plans and specifications relating to the Improvements (including but not limited to the plans and specifications, and construction, design or engineering documents for any proposed improvements to any of the Tracts) and the Fixtures and Personal Property (and non-proprietary and non-confidential records owned by Seller and used solely in connection with the operation of the Land and Improvements, as well as all of the names of all of the Buildings (collectively, “Intangible Property”).
1.2    No Representations. Except for Seller’s representations set forth in Article XIII or in the Closing Documents (as hereinafter defined in Section 4.1(b)), Seller makes no express or implied representation or warranty with respect to the Property, and to the extent permitted by law, excludes and disclaims any statutory or other representations or warranties.
1.3    No Reliance. Purchaser agrees that except for Seller’s representations set forth in Article XIII or in the Closing Documents, Purchaser is not relying on and has not relied on any statements, promises, information or representations made or furnished by Seller or by any real estate broker, agent or any other person representing or purporting to represent Seller but rather is relying solely on its own expertise and on the expertise of its consultants and on the inspections and investigations Purchaser and its consultants has or will conduct.

1.4    Acceptance of Deeds and Ground Leases. Purchaser hereby acknowledges and agrees that the acceptance of the Deeds (as hereinafter defined in Section 4.1(b)(i)) and acceptance of the assignment of Ground Leases by Purchaser shall be deemed to be full performance and discharge of every agreement and obligation on the part of Seller to be performed under this Agreement except those, if any, which are herein specifically stated to survive delivery of the Deeds and assignment of the Ground Leases. No agreement or representation or warranty made in this Agreement by Seller will survive the Closing and the delivery of the Deeds and assignment of Ground Leases, unless expressly provided otherwise herein.
1.5    “AS IS”. EXCEPT AS SPECIFICALLY SET FORTH TO THE CONTRARY IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, PURCHASER AGREES (A) TO TAKE THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS” AND (B) THAT NO REPRESENTATIONS OR WARRANTIES ARE MADE OR RESPONSIBILITIES ASSUMED BY SELLER AS TO THE CONDITION OF THE PROPERTY, AS TO THE TERMS OF ANY LEASES OR OTHER DOCUMENTS OR AS TO ANY INCOME, EXPENSE, OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY, NOW OR ON THE CLOSING DATE. EXCEPT AS SPECIFICALLY SET FORTH HEREIN AND IN THE CLOSING DOCUMENTS, AND SUBJECT TO AND WITHOUT LIMITING PURCHASER’S RIGHTS UNDER ARTICLE IX, PURCHASER AGREES TO ACCEPT THE PROPERTY IN THE CONDITION EXISTING ON THE CLOSING DATE, SUBJECT TO ALL FAULTS OF EVERY KIND AND NATURE WHATSOEVER WHETHER LATENT OR PATENT AND WHETHER NOW OR HEREAFTER EXISTING.
PURCHASER ACKNOWLEDGES THAT AS OF THE CLOSING DATE, PURCHASER WILL HAVE INSPECTED THE PROPERTY AND OBSERVED ITS PHYSICAL CHARACTERISTICS AND CONDITIONS AND WILL HAVE HAD THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS AND STUDIES ON OR OVER THE PROPERTY AND ADJACENT AREAS AS IT DEEMS NECESSARY AND, EXCEPT FOR THE EXCEPTED CLAIMS (AS HEREINAFTER DEFINED IN SECTION 1.6(a)), HEREBY WAIVES ANY AND ALL OBJECTIONS TO OR COMPLAINTS REGARDING THE PHYSICAL CHARACTERISTICS AND CONDITIONS OF THE PROPERTY AND ITS CONDITION, INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE OR COMMON LAW-BASED ACTIONS AND ANY PRIVATE RIGHT OF ACTION UNDER STATE AND FEDERAL LAW TO WHICH THE PROPERTY IS OR MAY BE SUBJECT, INCLUDING, BUT NOT LIMITED TO, CLAIMS RELATING TO CERCLA, RCRA, PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS, INCLUDING STRUCTURAL AND GEOLOGICAL CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS, AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS MATERIALS ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY. PURCHASER FURTHER ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE PROPERTY AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING THE PRESENCE OF HAZARDOUS MATERIALS OR

OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION.
1.6    Seller Release from Liability. Except with respect to the Seller’s Representations or as otherwise expressly provided in this Agreement or in the Closing Documents, Purchaser hereby fully and forever waives, and Seller hereby fully and forever disclaims and shall not be liable or bound in any manner by, any and all warranties, guarantees, promises, statements, representations or information of whatever type or kind with respect to the Property, whether express, implied or otherwise, including warranties of fitness for a particular purpose, habitability or use. Purchaser agrees that:
(a)    Except for (i) any Claims (as hereinafter defined) arising out of a breach or default by Seller under this Agreement (including a breach of any of Seller’s representations and warranties in Article XIII) or the Closing Documents, and (ii) any Claims alleging that a default or breach by Seller occurred prior to the Closing (during Seller’s respective periods of ownership) under the Leases and/or Ground Leases that results in damages to Purchaser or its Affiliates that were actually incurred prior to the Closing, in each case, subject to Section 15.15 and Section 15.21 and of which Purchaser had no knowledge prior to Closing (collectively, “Excepted Claims”), Purchaser and anyone claiming by, through or under Purchaser hereby waives its right to recover from and fully and irrevocably releases Seller and Seller’s employees, officers, directors, trustees, shareholders, members, partners, representatives, agents, servants, attorneys, Affiliates (as hereinafter defined in Article VII), parents, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations in its behalf (“Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any and all costs, losses, claims, liabilities, damages, expenses, demands, debts, controversies, claims, actions or causes of actions (collectively, “Claims”) arising from or related to the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be deemed to be hazardous materials or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specifically treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines or common law), valuation, salability or utility of the Property, condition of title to the Property, compliance with any applicable federal, state or local law, rule or regulations or common law with respect to the Property, or the Property’s suitability for any purposes whatsoever, and any information furnished by the Released Parties in connection with this Agreement.
(b)    Except with respect to the Excepted Claims, Purchaser agrees that under no circumstances will it make any claim against, bring any action, cause of action or proceeding against, or assert any liability upon, Seller, its agents, consultants, contractors, or any other persons who prepared or furnished any of the Property Documents (as hereinafter defined in Section 6.1) (such parties, collectively, the “Property Documents Preparers”) as a result of the inaccuracy, unreliability or insufficiency of, or any defect or mistake in, any of the Property Documents (including the negligence of any Property Documents Preparer in connection with the preparation or furnishing of any of the Property Documents), and, except for the Excepted

Claims, Purchaser hereby fully and forever releases, acquits and discharges Seller and each Property Documents Preparer of and from any such claims, actions, causes of action, proceedings or liability, whether known or unknown. This release expressly includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release of Seller.
(c)    To the extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of such realization, and that Purchaser nevertheless hereby intends to release, discharge and acquit the Released Parties from any and all Claims, except for Excepted Claims.
(d)    Notwithstanding the foregoing releases of the Released Parties, Purchaser reserves the right to assert as a defense in response to any tort claim that Purchaser did not own the Property at the time of the alleged injury; provided, however, Purchaser shall not have a right to implead Seller or any of the Released Parties in any such action.
1.7    Purchaser’s Waiver of Objections. Notwithstanding anything to the contrary herein, Purchaser and Seller acknowledge that any written disclosures or discovery made by Purchaser prior to the Closing shall constitute notice to Purchaser of the matter disclosed or discovered, and Seller shall have no further liability if Purchaser thereafter consummates the transaction contemplated hereby.
1.8    Survival. Seller and Purchaser have agreed upon the Purchase Price relating to the Property and other provisions of this Agreement in contemplation and consideration of Purchaser’s agreeing to the provisions of Sections 1.2, 1.3, 1.4, 1.5, 1.6, and 1.7, which Sections shall survive the Closing indefinitely and the delivery of the Deed and/or termination of this Agreement and shall not be deemed merged into the Deed or other Closing Documents.
1.9    Sale of Mezzanine Loan. In addition to the sale of the Property, Seller and Purchaser have agreed upon the sale of the Mezzanine Loan (as defined in Section 4.4(g)) pursuant to Section 4.4(g) below.
ARTICLE II

PURCHASE PRICE
2.1    Purchase Price. The purchase price to be paid for the Property and the Mezzanine Loan is SIX HUNDRED FORTY-FIVE MILLION, FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($645,500,000.00) (the “Purchase Price”), and shall be paid as follows:
(a)    Assumption of Existing Debt: Assumption by Purchaser at Closing of all or any portion of the Existing Debt (as defined and determined pursuant to Section 4.4 hereof), and

(b)    Cash Portion of Purchase Price: The difference between the Purchase Price and the amount of the unpaid principal balance of the Existing Debt assumed at Closing, to be paid in cash, plus or minus proration adjustments as described herein by wire transfer of federal funds to an account designated by Seller in writing by notice to Purchaser (unless the Closing is conducted through escrow with the Escrow Agent (as hereinafter defined in Section 3.1), in which case the funds shall be wire transferred to Escrow Agent) (such amount, as adjusted as provided herein, being referred to herein as the “Cash Portion of the Purchase Price”).
The Cash Portion of the Purchase Price will have been deposited by Purchaser with Escrow Agent (as hereinafter defined in Section 3.1) no later than the time of Closing by wire transfer of immediately available federal funds. No portion of the Purchase Price shall be allocated, nor attributable, to items of personal property. The Purchase Price must be received by Seller by 2:00 P.M. (Atlanta, Georgia local time) on a particular day in order for the Closing to be deemed to have taken place as of such date.
ARTICLE III

DEPOSIT AND OPENING OF ESCROW
3.1    Deposit. Within one (1) business day following the Effective Date and as a condition precedent to this Agreement becoming a binding agreement between the parties, Purchaser will deposit FORTY-FIVE MILLION AND 00/100 DOLLARS ($45,000,000.00) (the “Initial Deposit”, together with the Extension Deposits (as hereinafter defined in Section 5.1) collectively, the “Deposit”) with Chicago Title Insurance Company, c/o Republic Commercial Title Company, 6111 Peachtree Dunwoody Road, Building D, Atlanta, Georgia 30328, Attention: Andrew Weiss(“Escrow Agent”) by wire transfer of immediately available federal funds and will provide Escrow Agent with a fully completed form W-9 which provides Purchaser’s tax identification number. If Purchaser fails to deposit the Deposit within the time period provided for above, Seller may at any time following the due date therefor and prior to Escrow Agent’s receipt of such Deposit, terminate this Agreement, in which case this Agreement shall be null and void ab initio and in such event Escrow Agent will immediately deliver to Seller all copies of this Agreement in its possession and thereafter neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. The Deposit shall be non-refundable to Purchaser except as otherwise expressly set forth in this Agreement.
3.2    Interest Bearing. The Deposit shall be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Seller and reasonably acceptable to Purchaser. All interest and income on the Deposit will be remitted to the party entitled to the Deposit pursuant to this Agreement.
3.3    Application. If Closing occurs, the Deposit will be credited against the Purchase Price at Closing. If the Closing does not occur in accordance with the terms hereof, the Deposit shall be delivered to the party entitled to the Deposit, as provided in this Agreement. In all events, the Deposit shall be held in escrow by Escrow Agent, in trust in accordance with the provisions of Article XIV.
3.4    Independent Consideration. Contemporaneously with the execution and delivery of this Agreement, Purchaser has paid to Seller as further consideration for this Agreement, in cash, the sum of ONE HUNDRED DOLLARS AND 00/100 ($100.00) (the “Independent Consideration”), in addition to the Deposit and the Purchase Price. The Independent Consideration is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date hereof, and is not refundable under any circumstances.
ARTICLE IV

CONDITIONS TO CLOSING
4.1    Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase the Property is expressly conditioned upon satisfaction of those conditions set forth below. In the event any of the conditions set forth below are not satisfied at Closing, Purchaser may (i) waive such failed condition and close this transaction as contemplated hereby, or (ii) terminate this Agreement by written notice to Seller on the Closing Date, in which event, the Deposit shall be promptly returned to Purchaser and neither party shall have any obligation to the other hereunder, except for those obligations of Seller or Purchaser which, by their terms, expressly survive Closing. Notwithstanding the foregoing, if any of the conditions to Closing for Purchaser under this Section 4.1 or any of the conditions to Closing for Seller under Section 4.2 are not satisfied as a result of a default by Purchaser or Seller, then their respective rights, remedies and obligations shall be governed in accordance with Article XII.
(a)    Performance by Seller. Seller’s performance in all material respects of the obligations, covenants and deliveries required of Seller under this Agreement.
(b)    Seller’s Deliveries. Seller’s delivery at Closing of the following, all documents to be executed originals and, if applicable, witnessed and properly acknowledged (the Closing Documents”):
(i)    Limited or special warranty deeds (as applicable in each jurisdiction) from each entity constituting Seller as to the portion of the Property each such entity owns in the form attached hereto as Exhibit D (with respect to the Land located in Georgia) and Exhibit D-1 (with respect to the Land located in North Carolina), subject to the following matters (collectively, the “Deed”):
(A)    Non-delinquent real property taxes, water and sewer charges and all assessments (governmental and private) and unpaid installments thereof which are not yet due and payable, subject to the provisions of Section 11.2 below;

(B)    Any matter (including any lien, encumbrance or easement) voluntarily imposed or consented to in writing by Purchaser prior to or as of the Closing;
(C)    Laws and governmental regulations, including all building codes, zoning regulations and ordinances, that affect the use, operation and maintenance of the Property, and any violations thereof;
(D)    Such state of facts as may be shown on an accurate and current survey or by inspection of the Property;
(E)    Variations between locations of fences, retaining walls, guy poles, hedges, treelines and shrubs;
(F)    Rights of tenants, as tenants only, of the Land and Improvements under the terms and conditions of all Leases with Purchaser hereby acknowledging that Purchaser has examined such Leases; and
(G)    the Permitted Exceptions, as defined in Section 8.1.
(ii)    An Assignment and Assumption of Ground Leases (with respect to the 150 Fayetteville Tract) in the form attached hereto as Exhibit E (the “Assignment of Ground Leases”);
(iii)    The Assignment and Assumption Agreement in the form attached as Exhibit F (the “Assignment and Assumption Agreement”);
(iv)    The Leases, together with any letters of credit held as security deposits under any of the Leases and all instruments reasonably required to transfer such letters of credit to Purchaser;
(v)    The Certification in the form attached hereto as Exhibit G that Seller is not a “foreign person”;
(vi)    An Assistant Secretary’s Certificate evidencing the authority of individuals to execute any instruments executed and delivered by Seller at Closing, together with a certificate of good standing of Seller;
(vii)    The Bill of Sale in the form attached hereto as Exhibit H;
(viii)    A closing statement in form and content satisfactory to Seller and Purchaser (the “Closing Statement”) signed by Seller;
(ix)    All keys and lock combinations for the Property and all leasing and other files relating to the Property and all other licenses, certificates, permits, plans, books, records and reports and other materials that comprise the Intangible Property, to the extent such items are in Seller’s actual possession or control;

(x)    At least three (3) business days prior to closing Seller must have delivered to Purchaser original tenant estoppel certificates executed by tenants under existing Leases from the following tenants of the Improvements: (1) Albemarle, (2) CapFinancial, (3) Smith Anderson, (4) Wells Fargo (f/k/a Wachovia Bank, N.A.), (5) AgData, (6) Dixon Hughes Goodman, (7) US Attorney’s Office, (8) Garretson, (9) Discovery Education, and (10) J.P. Morgan (collectively, the “Major Tenants”) and from a sufficient number of other tenants of the Improvements (the “Minor Tenants”) so that estoppel certificates are received from tenants leasing no less than seventy percent (70%) of the aggregate area leased in the Improvements, exclusive of any parking leases (the “Required Tenant Estoppel Certificates”). Each Required Tenant Estoppel Certificate (1) will be on the form attached to the applicable Lease, if any, or if there is no form attached to the Lease, then will be substantially on the form attached hereto as Exhibit I (provided, however, if any Lease limits the provisions to be included in any estoppel certificate, the form shall be modified accordingly); and (2) will not have been modified in any substantive, adverse manner. The addition of a knowledge qualification or other non-material change to an estoppel certificate will not cause such tenant estoppel certificate to fail to satisfy the requirements for an acceptable Required Tenant Estoppel Certificate. Seller, at its sole option, may elect to satisfy part of the requirements under this Section 4.1(b)(x) by delivery of a Seller estoppel certificate in the form attached hereto as Exhibit N (a “Seller Estoppel Certificate”) for up to ten percent (10%) of the leased square footage of the Improvement leased by Minor Tenants whose Required Tenant Estoppel Certificates have not been received by Closing. Any Seller Estoppel Certificate delivered by Seller to Purchaser shall be subject to all terms and conditions of Sections 15.15 and 15.21 of this Agreement. If Seller or Purchaser subsequently obtains a Required Tenant Estoppel Certificate meeting the requirements of this Section 4.1(b)(x) hereof, from a tenant for which Seller has delivered a Seller Estoppel Certificate, the delivered Seller Estoppel Certificate will be null and void, and Purchaser will accept the Required Tenant Estoppel Certificate in its place. In the event Seller fails, for any reason, to deliver to the Purchaser the required number of Required Tenant Estoppel Certificates in accordance with the provisions of this Section 4.1(b)(x) prior to the Closing, then Seller will not be deemed in default hereunder, and Purchaser’s sole remedy will be to terminate this Agreement, whereupon the Title Company will return the Deposit to Purchaser, and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement. Seller will deliver to Purchaser a draft of each Required Tenant Estoppel Certificate for Purchaser’s review and approval prior to Seller’s delivery thereof to the tenants. Seller agrees to request a Tenant Estoppel Certificate from each of the tenants under the Leases and to diligently pursue the execution and delivery thereof, provided, Seller shall not be required to pay any money or sue any tenant to procure a Required Tenant Estoppel Certificate. If Seller has not delivered the Required Tenant Estoppel Certificates prior to Closing, Seller may, at Seller’s option, elect to: (i) adjourn the Closing for a period not to exceed fifteen (15) business days to allow Seller to continue its efforts to obtain the Required Tenant Estoppel Certificates to satisfy. In the event after adjourning the Closing as set forth above, Seller fails to provide a sufficient number of Required Tenant Estoppel Certificates, Purchaser’s sole remedy shall be to either (Y)

waive the Estoppel Requirement and proceed to Closing without any abatement in the Purchase Price, or (Z) terminate this Agreement and receive a refund of the Deposit.
(xi)    a ground lease estoppel shall be delivered to the ground lessor of each Ground Lease in the form attached hereto as Exhibit N-1 and incorporated herein by reference (the “Ground Lease Estoppel”), and the executed Ground Lease Estoppel for the Parking Ground Lease must be delivered to Purchaser prior to Closing. Seller shall use commercially reasonable efforts to obtain such Ground Lease Estoppels; provided, notwithstanding the foregoing, (x) Seller shall not be required to pay any money or enforce any contractual rights to procure any Ground Lease Estoppel, and (y) the receipt of a Ground Lease Estoppel for the Green Ground Lease shall not be a condition to Closing. Seller shall also deliver to each of the ground lessors a consent to assignment for each Ground Lease contained in the Ground Lease Estoppel; provided, for the avoidance of doubt, the receipt of any such consent for an assignment of a Ground Lease shall not be a condition to Closing;
(xii)    A Tenant Notice Letter in the form attached hereto as Exhibit M executed by Seller to be mailed out by Purchaser upon Closing;
(xiii)    An assignment and assumption of the Mezzanine Loan Documents (as hereinafter defined in Section 4.4(g)), in the form attached to this Agreement as Exhibit J (the “Assignment of Mezzanine Loan”);
(xiv)    An assignment and assumption of the Option Agreement (as hereinafter defined in Section 4.4(g)), in the form attached to this Agreement as Exhibit R (the “Assignment of Option Agreement”);
(xv)    A right of first offer for the benefit of Seller and its Affiliates with respect to certain matters related to the Galleria 75 Tract, in the form attached to this Agreement as Exhibit S (the “Galleria 75 ROFO”);
(xvi)    Such documents of Seller which authorize the sale of the Property to Purchaser and other documents as all are reasonably required by the Title Company and reasonably approved by Seller;
(xvii)    A lien waiver executed by the Broker on a customary form, in a form acceptable to the Title Company;
(xviii)    An owner’s affidavit in the form attached hereto as Exhibit T in order to cause the Title Company to issue to Purchaser an owner’s title insurance policy or policies in the form and condition required by this Agreement (but all such affidavits, certificates or other documents must be reasonably acceptable to Seller);
(xix)    A certificate or affidavit as is required under applicable provisions of Georgia law to assure Purchaser and Title Company that Georgia withholding tax is not required; and

(xx)    Such additional assignments, instruments and documents, including title affidavits, certificates or other documents customarily required by the Title Company as defined in Section 8.1 hereof on Seller’s and Title Company’s customary forms, appropriate to be executed and delivered by Seller as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement provided the same are commercially reasonable and do not require disclosure of proprietary information.
(c)    Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 13.1 being true and correct in all material respects as of the Closing.
(d)    No MAE on Assumption of Existing Debt. An Existing Debt Assumption and Release shall be executed and delivered by the applicable Existing Debt lender and delivered at Closing, which such Existing Debt Assumption and Release shall not impose any new or different economic requirement or financing term on Purchaser as the new borrower at variance with those imposed by the Existing Debt documents binding as of the date hereof on Seller as the existing borrower, which has a material adverse effect on Purchaser in the aggregate in the context of the transactions under this Agreement (excluding any (y) new terms required by Purchaser’s 1031 exchange or reverse 1031 exchange and (z) any adjustments to the amounts of the reserves required by the applicable Existing Debt lender using commercially reasonable lending standards) (the “Debt MAE Condition”).
4.2    Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell the Property is expressly conditioned upon satisfaction of those conditions set forth below. In the event any of the conditions set forth below are not satisfied at Closing, Seller may (i) waive such failed condition and close this transaction as contemplated hereby, or (ii) terminate this Agreement by written notice to Purchaser on the Closing Date, in which event, the Deposit shall be promptly returned to Purchaser and neither party shall have any obligation to the other hereunder, except for those obligations of Seller or Purchaser which, by their terms, expressly survive Closing. Notwithstanding the foregoing, if any of the conditions to Closing for Seller under this Section 4.2 or any of the conditions to Closing for Purchaser under Section 4.1 are not satisfied as a result of a default by Purchaser or Seller, then their respective rights, remedies and obligations shall be governed in accordance with Article XII.
(a)    Performance by Purchaser. Purchaser’s performance in all material respects of the obligations, covenants, and deliveries required of Purchaser under this Agreement.
(b)    Receipt of Purchase Price. Receipt by Seller (or as Seller may direct) of the Purchase Price in the manner provided in this Agreement.
(c)    Purchaser’s Deliveries. Delivery at Closing of the following, all documents to be executed originals and, if applicable, witnessed and properly acknowledged:
(i)    The Assignment and Assumption Agreement;

(ii)    The Closing Statement (signed by Purchaser), with a copy thereof to be delivered to Seller;
(iii)    A Tenant Notice Letter in the form attached hereto as Exhibit M executed by Purchaser;
(iv)    The certificate of any permitted assignee required under Section 15.7;
(v)    Evidence of the authority and the incumbency of any individuals to execute any instruments executed and delivered by Purchaser at Closing, together with a certificate of good standing of Purchaser;
(vi)    All Existing Debt Fees and all documents, instruments, guaranties and other items or funds required by each Existing Debt lender to cause the Existing Debt Assumption and Release;
(vii)    The Assignment of Mezzanine Loan;
(viii)    The Assignment of Option Agreement;
(ix)    The Galleria 75 ROFO;
(x)    Such documents of Purchaser which authorize the purchase of the Property from Seller and other documents as all are reasonably required by the Title Company; and
(xi)    Such additional documents and instruments appropriate to be executed and delivered by Purchaser as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, provided the same are commercially reasonable and do not require disclosure of proprietary information.
(d)    Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 13.3 being true and correct in all material respects as of Closing.
4.3    No Financing Contingency. Subject to Section 4.4, it is expressly understood and acknowledged by Purchaser that this Agreement and Purchaser’s obligations hereunder are not contingent or conditioned upon obtaining a commitment for or closing any financing and the failure of Purchaser to obtain or close any financing for any reason whatsoever, shall not be a failure of condition to Purchaser’s performance hereunder. In addition, Seller will have no obligation to or privity with any lender to Purchaser.
4.4    Existing Debt Assumptions; Assignment of Mezzanine Loan.

(a)     Purchaser shall assume the indebtedness listed on Exhibit L (the “Existing Debt”) at Closing and cause each Existing Debt lender to release Seller and all Existing Debt guarantors and indemnitors who are affiliated with Seller from all liability under the Existing Debt documents (collectively, the “Existing Debt Assumption and Release”).
(b)    Purchaser acknowledges that it has reviewed the provisions of Existing Debt relating to the assumptions of the Existing Debt and agrees to use diligent and commercially reasonable efforts to promptly satisfy all conditions that each of the Existing Debt lenders, any servicer and/or the rating agencies may require in order to cause the Existing Debt Assumption and Release. Without limiting the foregoing, Purchaser hereby agrees (i) to cooperate with all reasonable requests made by or on behalf of each of the Existing Debt lenders, any servicer and/or any rating agencies for information regarding Purchaser and its Affiliates as potential new guarantors or indemnitors of the Existing Debt (including providing all financial statements, organizational documents, background information regarding Purchaser and its Affiliates and other information and documents requested by each of the Existing Debt lenders, any servicer and/or any rating agencies and/or required to be provided relating to the Existing Debt assumption, (ii) to not request or negotiate any amendments or modifications to the Existing Debt except for those provisions which are personal to the identity of the borrower and necessary to consummate the Existing Debt Assumption and Release, (iii) to execute and to cause its Affiliates to execute all documentation reasonably requested by the Existing Debt lenders, any servicer and/or the rating agencies and/or required to be executed relating to the Existing Debt assumption, (iv) to pay all fees and expenses relating to the Existing Debt assumption, (v) propose new guarantor(s) or indemnitor(s) (consisting of Purchaser’s general partner and/or its Affiliates acceptable to the Existing Debt lenders and the rating agencies, to enter into replacement guaranties and indemnities in accordance with the Existing Debt documents and (vi) to otherwise cause all other Existing Debt Assumption and Release requirements to be satisfied. Seller agrees to reasonably cooperate with Purchaser (provided that Seller shall have no obligation to incur any liability or expense other than the fees of its own attorneys) to seek and obtain the Existing Debt Assumption and Release.
(c)    Without limiting Purchaser’s obligations under Section 4.4(b), Purchaser shall, at its sole cost and expense and within fifteen (15) business days following the Effective Date (the “Existing Debt Application Submittal Deadline”) submit to the Existing Debt lenders, with a copy to Seller, complete applications required by each of the Existing Debt lenders to obtain the Existing Debt Assumption and Release, together with all documents and information (exclusive of confidential and proprietary information) required in connection therewith (collectively, the “Existing Debt Assumption Application”). As part of the Existing Debt Assumption Application, Purchaser shall prepare and deliver to each Existing Debt lender (with a copy to Seller) on or before the Existing Debt Application Submittal Deadline a written notice setting forth the terms of the transfer of the Property to Purchaser pursuant to this Agreement (the “Existing Debt Assumption Notice”), together with (x) all such information concerning the transfer, Purchaser and the new guarantor or indemnitor as each of the Existing Debt lenders shall require in evaluating an initial extension of credit, which information shall include a fully executed copy of this Agreement and all amendments and assignments thereto, as well as the sources and uses of funds or closing or settlement statement relating to the transfer to the extent available to Purchaser and (y) a payment of a non-refundable processing fee, if any, as required by each of the Existing Debt lenders. Upon the Existing Debt Lender’s receipt of (i) the Existing Debt Assumption Application (including the Existing Debt Assumption Notice) and all information submitted therewith in accordance with this Section and (ii) the applicable processing fees, Purchaser shall submit same to Seller. Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation of the Existing Debt Assumption Application (including the Existing Debt Assumption Notice), the collection of all materials, documents, certificates, financial statements, signatures, and other items required to be submitted in connection with the Existing Debt Assumption Application.
(d)    Purchaser shall (and shall cause any new guarantor or indemnitor to) use its diligent and commercially reasonable efforts to promptly satisfy and comply with the Existing Debt Assumption and Release requirements and any and all other assumption guidelines of an Existing Debt lender in connection with the Existing Debt Assumption and Release. Purchaser shall be responsible, at its sole cost and expense, for correcting and re-submitting any deficiencies noted by Seller, any of the Existing Debt lenders or servicer in connection with the Existing Debt Assumption Application (including the Existing Debt Assumption Notice) no later than three (3) days after notification from such Existing Debt lender or servicer of such deficiency. Purchaser shall provide Seller with a copy of any correspondence from any of the Existing Debt lender or servicer with respect to the Existing Debt Assumption Application and/or the Existing Debt Assumption and Release no later than three (3) days after receipt of such correspondence from such Existing Debt lender or servicer. Purchaser agrees promptly to (and shall cause any new guarantor or indemnitor to promptly to) deliver to each of the Existing Debt lenders all documents and information required by the Existing Debt documents, and such other information or documentation as any of the Existing Debt lenders or servicer may reasonably request, including financial statements, income tax returns and other financial information for Purchaser and any new guarantor or indemnitor.
(e)    Purchaser shall pay all fees, costs and expenses to be paid to or on behalf of each Existing Debt lender, any servicer and/or any rating agency(ies) and to their agents, attorneys or other representatives, in connection with seeking and obtaining the Existing Debt Assumption and Release, including all transfer, processing, application, servicing and/or assumption fees, additional reserves and escrows, title and UCC insurance fees, endorsement fees, rating agency fees, non-refundable deposits and reasonable legal fees and disbursements, including the payment of fees and expenses, but exclusive of legal fees incurred by Seller in connection with any legal advice received by Seller related to any loan assumption and release document required to be executed by Seller and/or its Affiliates in connection with the Existing Debt lenders’ approval of the assignment to and assumption by Purchaser of the Existing Debt (collectively, “Existing Debt Fees”) when due, whether before, at or after the Closing and whether or not the Closing occurs, imposed or charged by any of the Existing Debt lenders, servicer, the rating agencies and their respective counsel in connection with the Existing Debt Assumption Application and the Existing Debt Assumption and Release, and Seller shall have no obligation to pay any Existing Debt Fees.

(f)    If the Existing Debt Assumption and Release occurs at Closing pursuant to this Section 4.4(f), at Closing, Purchaser shall be responsible for (i) replacing (and increasing to the extent required by any of the Existing Debt lenders) all reserves, impounds and other accounts required to be maintained in connection with the Existing Debt, to the extent such existing reserves, impounds and other accounts are not assigned to Purchaser and (ii) funding any additional reserves, impounds or accounts reasonably required by the Existing Debt lenders in connection with the Existing Debt.
Except as provided in Section 4.1(d), (i) neither obtaining the Existing Debt Assumption and Release approval, nor the occurrence of the Existing Debt Assumption and Release on the Closing Date, shall be a condition to Purchaser’s obligation to consummate the transactions described herein, and (ii) Purchaser shall have no right to extend the Closing Date on account of Purchaser’s failure to obtain the Existing Debt Assumption and Release approval or the failure of the Existing Debt Assumption and Release to occur on the Closing Date.
(g)    In consideration of the mutual covenants and agreements set forth herein, and other consideration (the receipt and sufficiency of which are hereby acknowledged), (i) POP 8 West Mezzanine Lending, LLC (“8 West”), hereby agrees to assign to Purchaser, effective as of the Closing Date, all rights, title and interests of 8 West in, to and under or arising out that certain loan in the principal face amount of NINETEEN MILLION, ONE HUNDRED NINETY-TWO THOUSAND, FIVE HUNDRED NINETY-SEVEN AND 00/100 DOLLARS ($19,192,597.00) (the “Mezzanine Loan”), which is evidenced, secured by and more particularly described in those documents set forth in Exhibit J-1 attached hereto and made a part hereof (collectively, the “Mezzanine Loan Documents”), and (ii) POP, , an Affiliate of Seller hereby agrees to assign to Purchaser effective as of the Closing, all of POP’s right, title and interest in, to and under or arising out of that certain Purchase Option Agreement with Right of First Offer, dated as of November 30, 2018, by and between 8West Holdings, LLC, and POP (the “Option Agreement”), that was entered into in connection with the Mezzanine Loan. Purchaser hereby agrees to accept the foregoing assignments and assume all rights and obligations of (x) 8 West arising after the Closing Date under the Mezzanine Loan Documents and otherwise relating to the Mezzanine Loan, and (y) POP arising after the Closing Date under the Option Agreement. Seller agrees to reasonably cooperate and deliver any notices or documents as required to comply with the terms of the Intercreditor Agreement identified on Exhibit J-1.
(h)    The provisions of clauses (d), (e), (f) and this (h) of this Section 4.4 shall survive the Closing or termination of this Agreement.
ARTICLE V

THE CLOSING
5.1    Date and Manner of Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) will occur through an escrow with Escrow Agent, no later than 2:00 P.M. Atlanta, Georgia local time on July 1, 2021 (the “Closing Date”) or such earlier or later date as is agreed by the parties. Notwithstanding the foregoing, (i) Seller shall have the right to extend the Closing Date for up to fifteen (15) business days in order to obtain the Required Tenant Estoppel Certificates by delivering written notice of such extension to Purchaser prior to the original Closing Date, and (ii) Purchaser shall have the right to extend the Closing Date for up to two (2) consecutive thirty (30) day periods (each, an “Extension Option”); provided, that in order for Purchaser to validly exercise each Extension Option, Purchaser must (x) provide written notice delivered to Seller no less than ten (10) business days prior to the then-scheduled Closing Date, and (y) deposit with the Escrow Agent FIVE MILLION AND 00/100 DOLLARS ($5,000,000) (each, an “Extension Deposit” and collectively, the “Extension Deposits”) by wire transfer of immediately available federal funds.
5.2    Closing. On the day prior to the Closing Date, Purchaser and Seller shall execute a settlement statement generated by Escrow Agent. Subject to satisfaction of the conditions to Closing set forth in Article IV hereof, Escrow Agent will (i) not later than 2:00 P.M. Atlanta, Georgia local time on the Closing Date deliver the Purchase Price to Escrow Agent for the benefit of Seller in the form of a wire transfer of immediately available funds, and (ii) release for recordation the Deed and such other documents as may be recorded.
ARTICLE VI

DUE DILIGENCE PERIOD EXPIRED; DEPOSIT NON-REFUNDABLE
6.1    Approval of Documents and Materials. Purchaser acknowledges that Seller has made available to Purchaser the documents (i) which pertain to the Property, (ii) are located at the Property or are in any property manager’s office and (iii) are non-proprietary and not privileged, available at the Property for review and copying by Purchaser at Purchaser’s sole cost and expense (the “Property Documents”), in each case, in accordance with the Site Access and Indemnification Agreement (as defined in Article VII hereof). The Property Documents include, but have not been limited to:
(a)    Copies of the Leases and all amendments;
(b)    Copies of the Service Agreements;
(c)    Income and expense information for the period commencing January 1, 2018 through December 31, 2020 pertaining to the operation of the Property;
(d)    A current rent roll for the Property; and
(e)    A copy of title information and the surveys.
6.2    Reliability of Information. The Property Documents and other information provided by Seller and/or its agents to Purchaser under the terms of this Agreement and under the Site Access and Indemnification Agreement are for informational purposes only. Subject to Seller’s Representations (as hereinafter defined in Section 13.1), Purchaser (a) is not in any way entitled to rely upon the accuracy or completeness of the information within the Property Documents and other information provided by Seller and/or its agents and (b) Purchaser will rely exclusively on its own inspections and consultants with respect to all matters Purchaser deems relevant to its decision to acquire the Property. The provisions of this Section 6.2 shall survive the Closing and the delivery of the Deed.
6.3    Due Diligence Period Expired. Purchaser acknowledges that this Agreement does not provide a due diligence period, and that Purchaser has thoroughly reviewed and is satisfied in all respects with the Property Documents, other materials pertaining to the Property and is fully satisfied with all aspects of the Property for purchase under this Agreement including the results of all such studies, tests and inspections that Purchaser deems appropriate to analyze the feasibility of the acquisition and ownership of the Property and to determine, in Purchaser’s sole and absolute discretion, that the Property is suitable for acquisition by Purchaser.
6.4    Deposit Non-Refundable to Purchaser. Purchaser has approved acquisition of the Property and to have waived any right to terminate this Agreement as a result of any due diligence inspections of the Property, except as may be otherwise specifically provided for in this Agreement. The Deposit is non-refundable to Purchaser except as otherwise expressly set forth in this Agreement.
ARTICLE VII

INSPECTIONS
Either Purchaser or one of its designated Affiliates (as hereinafter defined) has previously executed and delivered a separate site access and indemnification agreement to Seller, a copy of which is attached hereto as Exhibit K (the “Site Access and Indemnification Agreement”). The terms of such Site Access and Indemnification Agreement are hereby extended through the Closing or other termination of this Agreement. As used herein, “Affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with such person.
ARTICLE VIII

TITLE AND SURVEY; REA
8.1    Approval of Title Documents and Survey. Purchaser has approved the status of title to the Property after obtaining commitments for title insurance (“Title Commitments”) for the Land and the Leasehold Parcels from Chicago Title Insurance Company (the “Title Company”) and any recertification of the surveys delivered by Seller to Purchaser (the “Current Surveys”) or new surveys that Purchaser has elected to obtain with respect to the Land and the Leasehold Parcels (the “New Surveys”). All of the matters disclosed on the Title Commitments and New Surveys, together with and all other matters otherwise affecting title to the Land and Leasehold Parcels will constitute the “Permitted Exceptions”.
8.2    Title Updates. If any supplemental title report or update issued subsequent to the Effective Date contains exceptions other than those in the Title Commitments or New Surveys and which have a material adverse effect on the use, value or operation of the Property (“New

Exceptions”), Purchaser will be entitled to object to the New Exceptions by delivery of a notice of objections to Seller on or before the date that is five (5) days following Purchaser’s receipt of such supplement or update. If Purchaser fails to deliver to Seller a notice of objections on or before such date, Purchaser will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions. Seller will have not less than ten (10) days from the receipt of Purchaser’s notice (and, if necessary, Seller may extend the Closing Date to provide for such ten (10) day period and for five (5) days following such period for Purchaser’s response), within which time Seller may, but is under no obligation to, remove the objectionable New Exceptions, provided, Seller will be required to remove prior to or at Closing all monetary liens constituting New Exceptions. If, within the ten (10) day period, Seller or Title Company does not (or does not agree to) remove the objectionable New Exceptions (provided Seller will remove all monetary liens), then Purchaser may terminate this Agreement upon notice to Seller no later than five (5) days following expiration of the (10) day cure period. If Purchaser terminates this Agreement, the Deposit will be promptly returned to Purchaser, and the parties shall be released from all further obligations under this Agreement (except those that expressly survive termination of this Agreement). If Purchaser fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those Seller and/or Title Company has removed or agreed to remove) will be included as Permitted Exceptions.
8.3    Encumbrances. The Existing Debt is a Permitted Exception hereunder and may not be objected to. The existence of mortgages, liens, or other encumbrances not permitted hereby (and which are not relating to the Existing Debt) shall not be objections to title provided that properly executed instruments in recordable form necessary to satisfy the same are delivered to the Title Company at the Closing together with recording and/or filing fees (or an appropriate credit against the Purchase Price given for such fees), and Purchaser and Seller agree that such mortgages, liens or other encumbrances may be paid out of the cash consideration to be paid by Purchaser. Seller will be required to remove prior to or at Closing all monetary liens, including mechanics’ liens and material men’s liens (but only to the extent Seller would be liable for the payment of the underlying obligation as the contracting party), judgment liens and tax liens encumbering the property (exclusive of liens securing the Existing Debt), including those monetary liens constituting New Exceptions (collectively, “Liens”), (i) if such Liens were caused solely by the actions or omissions of Seller or any of its Affiliates, or (ii) with respect to all other Liens other than those described in the foregoing clause (i), up to a maximum amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) in the aggregate.
8.4    Notice of Commencement. Work performed or to be performed by a tenant under a Lease, or on behalf of a tenant or subtenant under a Lease, affecting the Property (in each case, as a result of the tenant contracting for such work) will not be Seller’s responsibility. Accordingly, neither notices of commencement of work to be performed by contractors or subcontractors engaged by such tenants or subtenants (but not Seller) nor any liens filed with respect to any such work performed will constitute New Exceptions, and the same, if any, shall constitute Permitted Exceptions. In addition, any ongoing work being performed by Seller shall not constitute New Exceptions and the costs and risks of such work shall be allocated between Purchaser and Seller in accordance with Section 10.5 below.

8.5    Seller’s Failure to Remove. Seller shall have the right to extend the Closing Date for up to thirty (30) days in order to remove any objectionable Exception or New Exception that Seller agreed in accordance with the terms of this Article to remove by delivering written notice of such extension to Purchaser prior to the original Closing Date. If Seller fails on or before Closing (as may be extended) to remove any objectionable Exception or New Exception that Seller agreed in accordance with the terms of this Article to remove, then Purchaser may elect either to close with no adjustment to the Purchase Price or exercise its remedies pursuant to Section 12.2.
ARTICLE IX

RISK OF LOSS
9.1    Casualty. If the Property is damaged or destroyed by fire or other casualty after the Effective Date and prior to the Closing then promptly after Seller becomes aware of the damage or destruction Seller will notify Purchaser thereof (the “Damage Notice”). If the cost of repair is less than two percent (2%) of the Purchase Price, repairs will, in Seller’s reasonable estimation, take less than six (6) months to effectuate, and no Major Tenant has the right to terminate its Lease as a result of such “minor casualty” which has not been waived, Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction; provided, however, that Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from such casualty damage and pay to Purchaser any deductible due under Seller’s insurance policy(ies) less the costs of collection. If the cost of repair is equal to or greater than two percent (2%) of the Purchase Price, if a Major Tenant has the right to terminate its Lease as a result of such casualty which has not been waived, if repair will, in Seller’s reasonable estimation, take six (6) months or longer to effectuate, or if any portion of the loss is uninsured and Seller does not elect to credit Purchaser for such uninsured portion, Seller or Purchaser may elect to terminate this Agreement by delivering written notice to the other party within ten (10) days after the date of the Damage Notice and determination of the repair amount (and Closing will be extended as needed to provide for such 10-day period), in which event the Deposit will be refunded. If neither party terminates this Agreement within the 10-day period, Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction and Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from the casualty and credit to Purchaser any applicable deductible amounts under the insurance policies.
9.2    Condemnation. If, after the Effective Date and prior to the Closing, a condemnation or eminent domain proceeding (“Taking”) is commenced against the Property, Seller will give Purchaser notice within ten (10) days after Seller receives notice that the proceeding has commenced.
(a)    If the Taking is a Material Taking (as hereinafter defined), Purchaser may, by written notice to Seller (“Taking Notice”) elect to terminate this Agreement, which Taking Notice shall be sent no later than thirty (30) days after receipt of Seller’s notice, time being of the essence, or such sooner period of time if the Closing is less than thirty (30) days after receipt of Seller’s notice. For purposes of this Agreement, a “Material Taking” shall be a Taking which(i) has, or would have, the effect of reducing the value of the Property which has been acquired or threatened to be acquired by the powers of eminent domain by greater than two percent (2%) of the Purchase Price, (ii) is reasonably anticipated to materially and permanently prevent access to the condemned Tract, (iii) results in the condemned Tract materially violating or failing to comply with any laws, applicable zoning ordinances (including, without limitation, parking), after the condemned Tract has been restored to an operable condition after the completion of the condemnation and any work to be completed by the condemning authority as a result of such condemnation, or (iv) results in any Major Tenant having the right to terminate its applicable Lease as the result of the condemnation of such Tract, and such Tenant has not waived its rights with respect thereto;
(b)    If the Taking is not a Material Taking or if it is a Material Taking and Purchaser does not give Seller a Taking Notice in accordance with Section 9.2(a), Purchaser will complete the transaction contemplated hereby without abatement or reduction in the Purchase Price, and Seller shall assign to Purchaser all rights, if any, to receive the award payable as a result of such proceeding.
ARTICLE X

OPERATION OF THE PROPERTY
10.1    Operations. From the Effective Date through the Closing Date, Seller will continue to operate and maintain the Property consistent with its standards of operation and maintenance prevailing immediately prior to the Effective Date, Seller shall not be obligated, or have the authority, to make any commitment with respect to capital expenditures, except (i) as set forth in Section 10.3 below, (ii) as Landlord may be obligated to make under the terms of any Lease after a demand by a tenant therefor, and (iii) as may be required in emergency situations to prevent personal injury or property damage, and under no circumstances will Seller be in breach of its obligations under this Agreement for failing to authorize or commence any such capital expenditures.
10.2    Tenant Defaults; Other Proceedings. Seller will not institute any proceedings against a tenant without Purchaser’s prior approval which approval shall not be unreasonably withheld, conditioned or delayed, except that Seller may institute a proceeding for delinquent rent without Purchaser’s consent, provided it is brought within six (6) months of the Closing Date and does not seek eviction of tenant. Purchaser will be deemed to have approved commencement of proceedings if Purchaser fails to respond within three (3) business days after Purchaser receives written notice of Seller’s intent to commence proceedings. Notwithstanding any of the foregoing to the contrary, Seller shall have the right to prosecute (with Purchaser’s reasonable cooperation after Closing, at no expense or liability to Purchaser) and retain any recovery in connection with any tax appeals or contests with respect to taxes assessed against the Property for tax periods prior to Closing provided such recovery action will not result in a deferral of taxes or reassessment against the Property.

10.3    New Services Agreements / New Leases / New Tract Improvements. Seller will not, without first obtaining Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed) enter into new service agreements or amend existing Service Agreements (“New Service Agreements”) unless the agreement is a New Service Agreement for usual and customary property management matters, which can be terminated at Closing. Furthermore, Seller will not (a) enter into new leases or amend existing Leases with respect to the Property (“New Leases”), or (b) commence any improvements on any Tract not already commenced as of the Effective Date (whether in connection with a New Lease or otherwise a “New Tract Improvement”) if any one New Tract Improvement is reasonably expected to cost in excess of $25,000, or all such New Tract Improvements are reasonably expected to cost in the aggregate more than $100,000 without first obtaining Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed). Purchaser will be deemed to have consented to any proposed New Service Agreement, New Lease or New Tract Improvements unless Seller receives written notice from Purchaser, specifically setting forth the areas of objection within three (3) business days following receipt by Purchaser of the proposed New Service Agreement, New Lease or New Tract Improvements.
10.4    Tenant Inducement Costs / Tract Improvements. Upon Closing, Purchaser will assume all liability for, and shall thereafter pay (or reimburse Seller to the extent Seller has paid prior to Closing), all amounts (including (i) tenant concessions, tenant improvement costs, free rent and leasing commissions or fees collectively “Tenant Inducement Costs”) and (ii) New Tract Improvement costs) either of which is due under or in connection with, any New Service Agreement, New Lease or any New Tract Improvement, provided, any New Service Agreements, New Leases or New Tract Improvement have been approved (or deemed approved) by Purchaser pursuant to Section 10.3 above, and provided to the extent any portion of the term of a New Lease (for which (i) such tenant is paying full rent and (ii) Tenant Inducement Costs are due thereunder) occurs prior to the Closing Date, the amount of the Purchase Price will be reduced by a pro-rata share of such Tenant Inducement Costs based upon the percentage of such rent-paying term (exclusive of any renewal option) which occurs prior to the Closing Date compared to the portion of such rent-paying term (exclusive of any renewal option) which is scheduled to occur after the Closing Date. Seller shall be responsible for all Tenant Inducement Costs, and the costs of improvements to a Tract not constituting a New Tract Improvement (an “Existing Tract Improvement”), which are payable by the Seller (pursuant to the Leases or a contact for Existing Tract Improvements (without giving effect to any unexercised option, extension or similar right as of such date) after Closing as set forth in any Lease, or any contract for an Existing Tract Improvement in existence as March 17, 2021 which have not been approved by Purchaser, all of which are set forth on Exhibit O attached hereto, and Purchaser shall receive a credit at Closing for all unpaid Tenant Inducement Costs with respect to such Leases, except as otherwise provided in the last sentence of this Section 10.4. Purchaser shall be solely responsible for all Tenant Inducement Costs relating to Leases or New Leases (including, without limitation, any amendments or exercises of options to extend Leases by tenants thereunder after March 17, 2021) and New Tract Improvements (provided such New Leases and New Tract Improvements have been approved (or are deemed approved) by Purchaser pursuant to Section 10.3) executed or occurring after March 17, 2021). For the avoidance of doubt, Purchaser and Seller agree that the future tenant inducement costs due to tenants Public

Defenders (2023 for $130,888) and USAO (2026 for $442,440) shall be Purchaser’s sole responsibility after Closing without any Purchase Price credit due from Seller.
10.5    Current Construction Work. Seller is currently in the process of completing certain building improvements and tenant improvements on the property (the “Work”) pursuant to agreements (the “Construction Contracts”) between Seller and certain contractors (individually a “Contractor” or collectively the “Contactors”) who are performing the Work, each as described on Exhibit P. Purchaser acknowledges that a portion of the Work, and the costs thereof may be completed and expended prior to Closing. It is not expected that the Work will be complete by Closing. To the extent Seller is obligated to pay for the cost of such Work pursuant to Section 10.4 above, Purchaser will receive a credit against the Purchase Price for the cost of Work which has not been paid for by Closing. To the extent Purchaser is obligated to pay for such Work pursuant to Section 10.4 above, Seller will receive a credit at Closing for the cost of Work which Seller has paid as of Closing. Pursuant to an Assignment of the Contracts in the form set forth as Exhibit P-1 and incorporated herein by reference the (“Assignment of Construction Contract”), Purchaser will assume the obligations of Seller existing under Construction Contracts subject to the Assignment of Construction Contracts as of the date of Closing.
ARTICLE XI

CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS
11.1    General. Seller shall pay (i) all of Seller’s legal fees, expenses Seller might incur in connection with its election to remove objections to title, and any apportionment to be made pursuant to this Article XI, (ii) the costs of curing all title objections for which Seller is responsible under this Agreement, and (iii) one-half of any escrow fees charged by the Escrow Agent. Purchaser shall pay (a) the Existing Debt Fees, (b) all applicable transfer taxes, documentary stamp taxes and similar charges relating to transfer of the Property, (c) the fees of any counsel representing Purchaser in connection with this transaction, (d) the fees for recording the Deed, (e) the premiums for any title insurance (including endorsements) requested by Purchaser or its lender, (f) the cost of Purchaser’s inspections of the Property, (g) the cost of any New Surveys, including updates or revisions necessary to comply with the requirements of Purchaser or its lender, (h) any costs to finance its purchase of the Property, including, but not limited to, any intangibles tax on the mortgage, and (i) one-half of any escrow fees charged by the Escrow Agent. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.
11.2    Prorations. All income and expenses in connection with the operation of the Property shall be apportioned, as of 11:59 p.m. (Eastern time) on the day prior to the Closing Date, (the “Cut Off Time”) as if Purchaser were vested with title to the Property during the entire Closing Date, such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of income and the burden of expenses for the day preceding the Closing Date (including, without limitation, any deferred rent received after Closing which relates to a period prior Closing) and the Purchaser shall have the benefit of income and the burden of expenses for the Closing Date and thereafter (provided, however, that in the event that any of the Leases or subleases, if any, covering all or part of the Property provide that the tenants or subtenants thereunder are responsible for direct payment of any of the expenses and the tenants or subtenants are current with respect to such direct payment obligations, such expenses shall not be apportioned as between Seller and Purchaser):
(a)    Property taxes (which for all purposes under this Article XI, shall include personal property taxes) as more particularly set forth below and in Section 11.3(b);
(b)    Rents as and when collected including base rents, escalations, additional rent and percentage rent (“Rents”) as further described below;
(c)    Water, sewer, gas, electric, vault and fuel charges, if any;
(d)    Operating expenses for the Property including sums due or already paid pursuant to any Service Agreements;
(e)    Amounts paid pursuant to all transferable licenses and permits, on the basis of the fiscal year for which levied;
(f)    Assessments but only for the annual installment for the fiscal year in which the Closing occurs;
(g)    Purchaser shall receive a credit against the Purchase Price at Closing for the amount of the termination fee paid by the tenants listed on Exhibit U (including the amount of such termination payments) in connection with Lease modification or termination agreements executed by such tenants; and
(h)    Any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in the area in which the Property is located.
The provisions of this Section 11.2 shall survive the Closing and the delivery of the Deed.
11.3    Rents.
(a)    Purchaser shall receive a credit to the Purchase Price for all prepaid Rents, if any, paid by any tenants. Rents under the Leases will be adjusted and prorated on an “if as and when collected” basis. If, on the Closing Date, there are any unpaid rents for the month of Closing or past due Rents owing by any tenant for any prior period (including, without limitation, any deferred rent scheduled to be received after Closing which relates to a period prior Closing), Rents collected by Purchaser after the Closing Date from such tenants will be applied first, to the month of the Closing; second, to amounts due Purchaser for periods following the month in which the Closing occurred; third, to amounts due Seller for the month prior to Closing; and fourth, to amounts due Seller for periods prior to the month before the

Closing occurred. The party receiving such amount shall pay to the other party the portion to which it is entitled, within ten (10) days of its receipt of same.
(b)    Supplementing subsection (a) above, additional or escalation rent based upon: (x) a percentage of sales or (y) tenant’s share of real estate taxes, operating expenses, labor costs, costs of living indices or porter’s wages (collectively, “Overage Rent”) shall be adjusted and prorated on an if, as and when collected basis. The following shall apply to the extent Overage Rent is billed on the basis of Landlord’s estimates or an annual budget, which is subject to subsequent reconciliation and readjustment with each such tenant at the end of the applicable year:
(i)    At least five (5) business days prior to the Closing Date, Seller shall provide Purchaser with a reconciliation statement for calendar year 2021, with all necessary supporting documentation, as to the Overage Rent paid by the tenants for calendar year 2021. Such reconciliation statement shall be based on the actual calendar year 2021 property tax bills and operating expenses. With respect to Overage Rent for the 2021 calendar year, to the extent the reconciliations indicate a net amount owed to Seller, Purchaser shall give Seller a credit at Closing in the amount of such of net amount, and to the extent the reconciliations indicate a net amount owed to the tenants, Seller shall give Purchaser a credit in the amount of such net amount. In either case, from and after the Closing, Purchaser shall be responsible for collecting any such net amounts owed from tenants or returning any net amounts owed to tenants in accordance with terms of the applicable Leases.
(ii)    At least five (5) business days prior to the Closing Date, Seller shall provide Purchaser with a reconciliation statement for calendar year 2021 through the end of the calendar month preceding the Closing Date (or the most recent month for which a reconciliation is available if a reconciliation is not yet available for the calendar month preceding the Closing Date), with all necessary supporting documentation, as to the Overage Rent paid by the tenants for calendar year 2021. Such reconciliation statement shall be based on the actual calendar year 2020, property tax bills and the actual operating expenses for 2021 and indicate any difference between the Overage Rent paid by the tenants (based on Seller’s annual 2021 budget for real estate taxes and operating expenses) and the amount that should have been paid by the tenants through the Closing Date (based on the actual expenses covering such time period);
(iii)    If the Seller has collected more on account of such Overage Rent than such actual amount for such time period (with it being acknowledged that such calculation shall be made only with respect to actually collected Overage Rent sums for such time period, and not any such sums that may be so receivable from tenants), then the amount of such difference shall be credited to Purchaser at the Closing;
(iv)    If Seller has collected less from the tenants for Overage Rents than the actual amounts for such time period, then the amount of such under-collected rents shall be paid and delivered to Seller;

(v)    Any Seller proposed prorations relating to Overage Rent shall be subject to Purchaser’s review and reasonable approval.
(c)    The provisions of this Section 11.3 shall survive the Closing and the delivery of the Deed.
11.4    Security Deposits. All security deposits made by any of the tenants of the Property now held by Seller, including without limitation the security deposits as shown on Exhibit B-1, or received by Seller prior to Closing, will be turned over or credited to Purchaser at the Closing. If Seller is holding any Security Deposits in the form of letters of credit, Purchaser will not receive a credit for such Security Deposits. Purchaser will indemnify and hold Seller harmless and free from any liability with respect to security deposits turned over or credited to Purchaser and such hold harmless will include any security deposits in the form of letters of credit which are transferred to Purchaser. Seller shall reasonably cooperate with Purchaser to cause Security Deposits that are in the form of a letter of credit or other instrument to be transferred or re-issued to Purchaser, and, until such transfer or re-issuance, Seller shall, as Purchaser’s agent and at its request, draw on any letter of credit in accordance with the applicable Lease and deliver the proceeds to Purchaser. In the event Purchaser makes such a request, and Seller effects a draw on the letter of credit and delivers the applicable proceeds to Purchaser, Purchaser agrees to indemnify, defend, and hold Seller harmless from any claims arising therefrom, including any assertion by a tenant that such draw was wrongful or a breach of the applicable lease, which indemnification shall be inclusive of reasonable attorney’s fees. Any out-of-pocket expense incurred by Seller in such cooperation shall be promptly reimbursed by Purchaser (including the costs and expenses resulting from the transfer of the security deposits that are in the form of a letter of credit). The indemnity provided by Purchaser to Seller pursuant to this Section 11.4 shall survive the Closing and the delivery of the Deed.
11.5    Existing Debt. (i) Seller shall be responsible for all principal required to be paid under the terms of each Existing Debt promissory note prior to the Cut Off Time, together with all interest accrued under, and any other amounts due and payable under, such Existing Debt prior to the Cut Off Time (excluding any Existing Debt Fees, which shall be the obligation of Purchaser), and (ii) Purchaser shall be responsible for the payment of all principal required to be paid from and after the Cut Off Time, together with all interest accruing under, and any other amounts due and payable under, each Existing Debt from and after the Cut Off Time. Further, if the Existing Debt Assumption and Release occurs at Closing pursuant to Section 4.4, Seller shall be credited for and Purchaser shall be charged for all amounts held in reserves, impounds and other accounts maintained in connection with the Existing Debt as of the Cut Off Time, to the extent assigned to Purchaser.
11.6    Mezzanine Loan Prorations. Seller shall receive a credit to the Purchase Price equal to (i) the amount of any accrued and unpaid Current Interest (as defined in Section 5.1(a) of that certain Mezzanine Loan Agreement by and between 8West Holdings Mezz Member, LLC, and 8 West, dated as of November 30, 2018, as amended by that certain First Amendment thereto, dated as of July 12, 2019, but made effective as of June 30, 2019, that evidences the Mezzanine Loan the “Mezzanine Loan Agreement”) outstanding on the Mezzanine Loan which is applicable to the period prior to Closing, plus (ii) the amount of the Accrued Interest (as defined in Section 5.1(a) the Mezzanine Loan Agreement) accruing during the period between the originally scheduled Closing Date and any later Closing Date that actually occurs under the terms of this Agreement in the event that the originally scheduled Closing Date is extended, plus (iii) the amount of any mezzanine loan principal advanced under the Mezzanine Loan Agreement between the Effective Date and the Closing Date and the Accrued Interest that has accrued thereon during the period between the date of such advance and the Closing Date.
11.7    Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under this Article, then Purchaser and Seller shall re-prorate such items on a fair and equitable basis on or before the later of (x) ninety (90) days after Closing or (y) thirty (30) days after the date that Seller and Purchaser are able to determine 2021 calendar year property taxes, which proration shall be based on 100% of the assessed value; provided, however, if Purchaser elects to contest the property taxes for calendar year 2021, there shall be a final re-proration within thirty (30) days of receipt of the final 2021 calendar year property taxes. Such final re-proration shall be based on 100% of the final tax bills following the resolution of any such appeal. Purchaser shall promptly notify Seller of its election to appeal the calendar year 2021 real estate taxes and shall keep Seller reasonably informed of the progress of any appeal, including the final resolution. Payments in connection with the final adjustment will be due within ten (10) business days of notice. Purchaser and Seller agree to cooperate and to use commercially reasonable efforts to complete such adjustments in accordance with times set forth in this Section 11.7. In addition, if any error in either the calculations or amount of final figures used in a closing adjustment is discovered within sixty (60) days after Closing, Purchaser and Seller agree to correct such error promptly upon notice from the other party and to use commercially reasonable efforts to complete such adjustment within such sixty (60) day period after Closing. For the avoidance of doubt, except with respect to (x) 2021 calendar year property taxes and (y) deferred rent from tenants under Leases which relates to a period prior to the Closing Date and is received by Purchaser after Closing, all other proration, reconciliation, reproration and settlement obligations of Purchaser and Seller under this Section 11.7 shall terminate and be of no further force or effect from and after the date that is ninety (90) days after the Closing Date. This Section 11.7 shall survive the Closing and the delivery of the Deed for the time periods set forth in this Section 11.7.
11.8    Galleria 75 Tract Prepayment Penalty. Seller shall receive a credit to the Purchase Price equal to the amount of any prepayment penalty or premium required to be paid by Seller on the Closing Date to satisfy Seller’s obligations under that certain Promissory Note by and between Seller (as successor-in-interest to North Decatur Square Partners, LLC) and RGA Reinsurance Company, dated as of June 7, 2012, which is secured by that certain Deed to Secure Debt and Security Agreement encumbering the Galleria 75 Tract that shall be released at Closing using a portion of the proceeds from the Purchase Price.
11.9    Thirty-Day Month. All prorations and/or adjustments provided for in this Agreement will be made on the basis of a 30-day month, unless specifically stated otherwise.

ARTICLE XII

DEFAULT
12.1    Default by Purchaser. IF PURCHASER FAILS TO CONSUMMATE THIS AGREEMENT FOR ANY REASON OTHER THAN SELLER’S DEFAULT OR THE PERMITTED TERMINATION OF THIS AGREEMENT BY EITHER SELLER OR PURCHASER AS PROVIDED FOR IN THIS AGREEMENT, SELLER WILL BE ENTITLED, AS ITS SOLE REMEDY, TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT. IT IS AGREED BETWEEN SELLER AND PURCHASER THAT THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF SUCH BREACH ARE IMPRACTICAL TO ASCERTAIN, AND THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE THEREOF. NOTWITHSTANDING THE FOREGOING, SELLER SHALL RETAIN ALL ITS RIGHTS PURSUANT TO THIS AGREEMENT, AT LAW, OR IN EQUITY, AND NOTHING CONTAINED IN THIS SECTION 12.1, WILL LIMIT THE LIABILITY OF PURCHASER UNDER (I) ANY INDEMNITY PROVIDED BY PURCHASER UNDER THIS AGREEMENT; (II) ANY OF THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED TO SELLER PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, OR (III) ANY ACTIONS COMMENCED AFTER CLOSING WITH RESPECT TO ANY OBLIGATION OR REPRESENTATION OF EITHER SELLER OR PURCHASER, WHICH BY THE TERMS OF THIS AGREEMENT SURVIVES CLOSING, INCLUDING BUT NOT LIMITED TO, PROVISIONS REGARDING CONFIDENTIALITY AND PAYMENT OF BROKERAGE FEES.
12.2    Default by Seller. In the event of any default by Seller prior to or on the Closing Date under the terms of this Agreement, Purchaser’s sole remedies will be either to: (i) terminate this Agreement and receive a refund of the Deposit in full consideration of any claims Purchaser may have against Seller; or (ii) to commence within sixty (60) days of the date the Closing was to have occurred and diligently prosecute an action in the nature of specific performance. If an action in the nature of specific performance is not an available remedy or if Purchaser elects to commence such action and is unsuccessful as a result of Seller’s acts in violation of the terms of this Agreement, then the Deposit will be returned to Purchaser, and in addition, Seller shall pay to Purchaser all of the third-party costs actually incurred by Purchaser in connection with this transaction, including but not limited to, Purchaser’s attorney’s fees incurred in connection with the preparation and negotiation of this Agreement and conducting legal due diligence with respect to the Property, engineering fees, and other consultants and other fees charged by third parties for assisting Purchaser with Purchaser’s due diligence of the Property up to a maximum aggregate amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00), and thereafter, the parties will be released from their obligations under this Agreement (except those that expressly survive termination of this Agreement). Under no circumstances will Purchaser have available to it an action at law or otherwise for damages, except as expressly set forth in this Agreement.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES
13.1    Seller’s Representations. Seller represents and warrants to Purchaser the following (collectively, “Seller’s Representations”) as of the Effective Date and as of the Closing Date, provided that certain of Seller’s Representations may be modified as a result of changes in facts or circumstances after the date hereof, which shall not be deemed to cause a breach of any of Seller’s Representations unless Seller causes such changed facts or circumstances in violation of the terms of this Agreement; and provided, further, that Purchaser’s remedies in the instance that any of Seller’s Representations are untrue as of the Closing Date, are limited to those set forth in Article XII:
(a)    Seller is duly organized, validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Agreement, has or at the Closing will have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate or equivalent entity actions required for the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement.
(b)    Except relating to the Existing Debt, Seller has all necessary approvals to execute and deliver this Agreement and perform its obligations hereunder, and no other authorization or approvals, whether of governmental bodies or otherwise, will be necessary in order to enable Seller to enter into or comply with the terms of this Agreement.
(c)    This Agreement and the other documents to be executed by Seller hereunder, upon execution and delivery thereof by Seller, will have been duly entered into by Seller, and will constitute legal, valid and binding obligations of Seller. Neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement or instrument to which Seller is a party or by which it is bound.
(d)    Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.
(e)    The Leases provided to Purchaser by Seller are true, correct and complete copies of the Leases between Seller and the tenants thereunder, including any and all amendments, renewals and extensions thereof. The Schedule of Existing Tenants attached hereto as Exhibit B was prepared for Seller by Seller’s property manager of the Property, and to Seller’s knowledge, is true and correct in all material respects and lists all Leases as of the Effective Date and a report of delinquencies under the Leases existing as of the Effective Date and is the schedule of Leases maintained by Seller and relied on by Seller for internal administration purposes. As of the Effective Date and except as set forth on Exhibit B-2, (i) Seller has received no written notice of any default by the landlord under the Leases, and (ii) Seller has not entered into any oral leases affecting the Property.

(f)    To Seller’s knowledge, Seller has received no written notice from any governmental body or agency of any violation or alleged violation of any zoning ordinance, land use law or building code with respect to the Property, which violation or alleged violation has not been corrected.
(g)    Seller has received no written notice from any governmental body or agency of any violation or alleged violation of any applicable law with respect to Hazardous Materials on the Property.
(h)    Seller and, to Seller’s knowledge, its partners, members, principal stockholders and any other constituent entities (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(i)    Except as set forth on Schedule 2 attached hereto which is hereby incorporated in and constitutes part of this Agreement, to Seller’s knowledge, no pending or threatened litigation involving the Property or Seller exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Seller’s obligations or covenants to Purchaser pursuant to this Agreement.
(j)    To Seller’s knowledge, the Service Agreements provided to Purchaser by Seller are true, correct and complete copies of the Service Agreements relevant to the Property, including any and all amendments, renewals and extensions thereof. To Seller’s knowledge, no party is in material default with respect to its obligations or liabilities under any of the Service Agreements.
(k)    There are no employees who are employed by Seller or any property manager engaged by Seller in the operation, management or maintenance of the Property whose employment will continue after Closing. On and after the Closing, there will be no obligations concerning any pre-Closing employees of Seller, nor will there be any property management agreement which will be binding on Purchaser or the Property.
(l)    There is no receivership, or voluntary or involuntary proceeding in bankruptcy or pursuant to any other debtor relief laws, pending by or against Seller.
(m)    To Seller’s knowledge, there are no outstanding options to purchase, rights of first offer or rights of first refusal, with respect to the Property.

(n)    To Seller’s knowledge, (i) copies of the Ground Leases delivered to Purchaser for review are true, accurate and complete copies thereof, and constitute the entire agreement between Seller and Ground Lessors with respect to the Ground Leases; (ii) the Ground Leases are in full force and effect and have not been amended or modified except as set forth in the documents evidencing the Ground Leases (and all amendments thereto) delivered from Seller to Purchaser; and (iii) Seller has not received any written notice from the Ground Lessors that Seller is in default in any respect of its obligations thereunder that has not been cured, and Seller has not delivered any written notice to Ground Lessors that Ground Lessors are in default in any respect of any of their obligations under the Ground Leases.
(o)    (i) 8 West has the authority and right to sell and assign its right, title and interest in, to and under, or arising out of, the Mezzanine Loan; (ii) 8 West is the sole owner of the Mezzanine Loan and has not assigned, pledged, promised, encumbered or otherwise transferred any interest in the Mezzanine Loan or any of the Mezzanine Loan Documents to any other person or party; (iii) the copies of the Mezzanine Loan Documents provided by Seller to Purchaser are true and complete copies thereof, and to Seller’s actual knowledge, each of such instruments is in full force and effect and binding in accordance with its terms, and has not been modified; and (iv) as of the Effective Date, the principal balance of the Mezzanine Loan, the date to which interest has been paid thereunder, and the escrow/reserve funds, if any, paid under the terms of the Mezzanine Loan Documents are as set forth on Exhibit J-1. To the extent that 8 West receives any principal or interest payments from or on behalf of the borrower under the Mezzanine Loan Documents after the Effective Date, Seller shall provide Purchaser with a written statement on the Closing Date with any updates to the outstanding principal balance of the Mezzanine Loan, the date to which interest has been paid and the amount of any escrow/reserve funds, if any, paid in connection therewith.
(p)    Seller has received no written notice from any Existing Lender of any default or alleged default by Seller (as Borrower) under the Existing Debt.
13.2    Definition of Seller’s Knowledge. Any representation made “to Seller’s knowledge” will not be deemed to imply any duty of inquiry. For purposes of this Agreement, the term Seller’s “knowledge” means the actual knowledge of the Designated Representative of Seller and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of the Seller, or any Affiliate of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term “Designated Representative of Seller” refers to Carl Dickson, who is Executive Vice President of Asset Management of Seller’s Affiliate, and has knowledge of the matters which are the subject of Seller’s representations and warranties in Section 13.1 above.
13.3    Purchaser’s Representations, Warranties, and Covenants. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

(a)    Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of North Carolina.
(b)    Purchaser, acting through any of its duly empowered and authorized officers or members, has all necessary entity power and authority to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent not obtained of any of Purchaser’s partners, directors, officers or members is required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Agreement.
(c)    No pending or, to the knowledge of Purchaser, threatened litigation involving Purchaser exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.
(d)    Other than Seller’s Representations and any representations of Seller made in the Closing Documents, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller, including Broker (as hereinafter defined in Section 2.2(a)), in connection with this Agreement and the acquisition of the Property.
(e)    Purchaser and, to Purchaser’s knowledge, its partners, members, principal stockholders and any other constituent entities (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/sdn/t11 sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any portion of the Purchase Price, including the Deposit.
(f)    Purchaser is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; and (b) the assets of Purchaser do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; and (c) Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Purchaser do not constitute plan assets of one or more such plans; or (d) transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.
(g)    Purchaser is (i) an “Eligible Assignee,” as such term is defined in that certain Mezzanine Loan Agreement, and (ii) a “Qualified Transferee,” as such term is defined in that certain Intercreditor Agreement by and between Rubenstein Direct Lending, LLC, and 8 West, dated as of July 12, 2019, but made effective as of June 30, 2019 (the “Intercreditor Agreement”). Upon Purchaser’s request, Seller shall use commercially reasonable good faith efforts to facilitate conversations and obtain consents from the counterparties under the Mezzanine Loan Agreement and/or the Intercreditor Agreement; provided, however, under no circumstances shall any such consent constitute a condition to Closing under this Agreement. Furthermore, if subsequent to Closing Seller or POP 8 West Mezzanine Lender, LLC receives any payments from 8West or any subsequent obligor under the Mezzanine Loan Documents, which are applicable to the period after Closing, Seller will within three (3) business days after receipt of such payment(s), Seller or POP 8 West Mezzanine Lender, LLC (as applicable) remit such payment(s) to Purchaser.
13.4    Survival. The representations and warranties made by Purchaser in Section 13.3 (other than those made in Sections 13.3 (e) and (f) which are meant to survive indefinitely) shall survive the Closing and delivery of the Deed for a period of six (6) months.
ARTICLE XIV

ESCROW PROVISIONS
14.1    Escrow Provisions.     The Deposit and any other sums (including without limitation, any interest earned thereon) which the parties agree shall be held in escrow (collectively “Escrow Funds”), shall be held by Escrow Agent, in trust and disposed of only in accordance with the following provisions:
(a)    Escrow Agent hereby agrees to hold, administer, and disburse the Escrow Funds pursuant to this Agreement. Escrow Agent shall invest such Escrow Funds in a segregated, interest-bearing money market account at a national bank reasonably acceptable to Seller and Purchaser. In the event any interest or other income shall be earned on such Escrow Funds, such interest or other income shall become a part of the Escrow Funds and will be the property of the party entitled to the Deposit pursuant to this Agreement. Purchaser’s and Seller’s Federal Identification Numbers are set forth below.
(b)    At such time as Escrow Agent receives written notice from either Purchaser or Seller, or both, setting forth the identity of the party to whom such Escrow Funds (or portions thereof) are to be disbursed and further setting forth the specific section or paragraph of the Agreement pursuant to which the disbursement of such Escrow Funds (or portions thereof) is being requested, Escrow Agent shall disburse such Escrow Funds pursuant to such notice; provided, however, that if such notice is given by either Purchaser or Seller but not both, Escrow Agent shall (i) promptly notify the other party (either Purchaser or Seller as the case may be) that Escrow Agent has received a request for disbursement, and (ii) withhold disbursement of such

Escrow Funds for a period of ten (10) days after receipt of such notice of disbursement and if Escrow Agent receives written notice from either Purchaser or Seller within said ten (10) day period which notice countermands the earlier notice of disbursement, then Escrow Agent shall withhold such disbursement until both Purchaser and Seller can agree upon a disbursement of such Escrow Funds. Purchaser and Seller hereby agree to send to the other, pursuant to Section 15.6 below, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement.
(c)    In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful default or breach of trust, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.
(d)    Notwithstanding the provisions of Section 14.1(b) above, in the event of a dispute between Purchaser and Seller sufficient, in the sole discretion of Escrow Agent to justify its doing so or in the event that Escrow Agent has not disbursed the Escrow Funds on or before ten (10) days after the Closing Date, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in a federal or state court in Wake County, North Carolina or, if is such courts do not have jurisdiction as to the parties or matters involved then such court as Escrow Agent shall determine to have jurisdiction thereof.
(e)    Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received the Deposit and shall hold the Escrow Funds in escrow, and shall disburse the Escrow Funds pursuant to the provisions of this Article XIV. A copy of the fully executed Agreement shall be delivered to both parties hereto.
ARTICLE XV

GENERAL PROVISIONS
15.1    No Agreement Lien. In no event will Purchaser have a lien against the Property by reason of any deposits made under this Agreement or expenses incurred in connection therewith and Purchaser waives any right that it might have to so lien the Property.
15.2    Confidentiality.

(a)    Except as provided otherwise in this Section 15.2, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release, or cause or permit to be released, to the public any press releases or notices except as set forth in Section 15.2(b) below, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever (i) the names of Seller or Purchaser respectively, or any of their Affiliates or investors in relation to the transactions contemplated by this Agreement, or (ii) the existence of this Agreement or any of the terms, conditions or substance of this Agreement, without in each case first obtaining the consent of the other party hereto. Each of Seller and Purchaser shall cause its Representatives to comply with the terms of this Section 15.2 (and each party agrees that any breach of this Section 15.2 caused by any disclosure by any of its Representatives shall be deemed a breach by such party hereunder).
(b)    It is understood and agreed that the foregoing shall not preclude (i) any party hereto from disclosing information that is or becomes public (so long as the disclosure is not the result of a violation of this Agreement), and the substance or any relevant details of the transactions contemplated by this Agreement, (ii) Purchaser from sharing information relating to the transactions contemplated by this Agreement, the Property and/or any other information obtained from any person in connection with the foregoing, on a confidential basis with Purchaser’s Affiliates and its and their respective officers, directors, employees, attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, potential joint venture partners, potential lenders and/or representatives (collectively, “Representatives”), (iii) any party hereto from making any Unrestricted Disclosure (as hereinafter defined), and (iv) any party hereto from disclosing information if necessary or advisable at the direction of legal counsel to comply with applicable laws or the requirements of a court of competent jurisdiction, including without limitation, governmental regulatory disclosure, tax and reporting requirements. The parties hereto hereby acknowledge that Preferred Apartment Communities, Inc. (“PAC”), the parent entity of Seller, and Highwoods Properties, Inc. (“HPI”), the parent entity of Purchaser, are each a publicly traded company, and as such, each is subject to extensive reporting and disclosure requirements under statutory and common law duties owed to each of its shareholders and in accordance with applicable securities laws. These requirements may include, but are not limited to: (A) filing a copy of this Agreement with the Securities and Exchange Commission (“SEC”), (B) reporting on the results of the transactions contemplated by this Agreement in filings and/or reports under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and related press releases; provided, however, Purchaser and Seller shall provide the other party with (I) a draft copy of any press release to be issued by such party in advance of issuing such press release, and (II) the opportunity to review and provide comments to the draft press release, which PAC or HPI, as applicable, shall consider in good faith; provided, further, for the avoidance of doubt, neither Purchaser nor Seller shall have a right to approve any press release to be issued by PAC or HPI, respectively; and (C) describing this Agreement and the transactions contemplated by this Agreement in such filings, reports and/or releases (the “Unrestricted Disclosures”). The Unrestricted Disclosures shall also include disclosures of information about this Agreement and the transactions contemplated by this Agreement by representatives of PAC or HPI (as applicable) in the ordinary course of business to The New York Stock Exchange, financial analysts, rating agencies, banks and other similar persons or institutions, which information is of the same general nature as that disclosed about PAC or HPI (as applicable) to such persons or institutions in the ordinary course of business.
(c)    In addition to any other remedies available at law to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including injunctive relief or specific performance, against the other party and/or its Representatives in order to enforce the provisions of this Section 15.2.
(d)    Notwithstanding any other provision of this Agreement, the provisions of this Section 15.2 shall survive the Closing or the earlier termination of this Agreement.
15.3    Headings. The captions and headings herein are for convenience and reference only and in no way define, describe or limit the scope, content or intent of this Agreement or in any way affect its provisions.
15.4    Brokers. Seller and Purchaser agree that Broker was the only broker with whom the parties negotiated in connection with the sale and purchase of the Property. Seller is obligated to pay any and all brokerage commissions payable to the Broker, in accordance with a separate agreement between it and the Broker. Seller agrees to indemnify and hold Purchaser harmless from the claims of any other party claiming a commission due it by reason of an agreement with Seller. Purchaser agrees to indemnify and hold Seller harmless from the claims of any other party claiming a commission due it by reason of an agreement with Purchaser. Purchaser will be responsible for paying an independent advisory fee to JP Morgan pursuant to an agreement between them regarding JP Morgan’s investment advice in connection with this transaction. The provisions of this Section will survive the Closing and the delivery of the Deed or termination of this Agreement.
15.5    Modifications. This Agreement may not be modified in any respect except by an instrument in writing and duly signed by the parties hereto. The parties agree that this Agreement contains all of the terms and conditions of the understanding between the parties hereto and that there are no oral understandings whatsoever between them.
15.6    Notices. All notices, consents, approvals, acceptances, demands, waivers and other communications (“Notice”) required or permitted hereunder must be in writing and must be sent by (i) personal delivery, (ii) certified mail, return receipt requested, (iii) for next day delivery by nationally recognized overnight delivery service that provides evidence of the date of delivery, or (iv) electronic mail, in any case with all charges prepaid, addressed to the appropriate party at its address listed below.
To Seller:    Preferred Apartment Communities, Inc.
    3284 Northside Parkway, Suite 150
    Atlanta, Georgia 30327
    Attention: Jared A. Seff, Esq.
    Email: jseff@pacapts.com

With a copy to:    King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, GA 30309
Attention: Joshua M. Kamin, Esq.
Email:    jkamin@kslaw.com

To Purchaser:    Highwoods Realty Limited Partnership
    3100 Smoketree Court, Suite 600
    Raleigh, NC 27604
Attention: Jeffrey D. Miller, Esq.
Email: jeff.miller@highwoods.com

With a copy to:    Allman Spry Davis Leggett & Crumpler, PA
380 Knollwood Street, Suite 700
Winston-Salem, NC 27103
Attention: Thomas T. Crumpler, Esq.
Email: tcrumpler@allmanspry.com

All Notices given in accordance with this Section will be deemed to have been received three (3) business days after having been deposited in any mail depository regularly maintained by the United States Postal Service, if sent by certified mail, on the date delivered if by personal delivery or electronic mail or one (1) business day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery, or on the date delivery is refused, as indicated on the return receipt or the delivery records of the delivery service, as applicable. Notices given by counsel to a party in accordance with the above shall be deemed given by such party.
15.7    Assignment. Purchaser will not assign this Agreement or its rights hereunder without Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion, and any attempted assignment or transfer without Seller’s consent will be null and void ab initio and of no effect. The foregoing notwithstanding, provided that Purchaser is in compliance with the conditions hereinafter set forth, Purchaser shall have the right to assign this Agreement, without Seller’s consent, provided (a) the assignment is effective on the Closing Date, (b) the assignment is to an Affiliate of Purchaser created by Purchaser or its qualified intermediary which may organize an “exchange accommodation title holder” (“EAT”) for the purpose of “parking” the Property in connection with and to accommodate a reverse exchange of property under Section 1031 of the Internal Revenue Code as described in Section 15.26 hereof, (c) the assignment is on the form attached hereto as Exhibit Q or is a form required by Purchaser qualified intermediary and its EAT (provided, Seller incurs no cost in connection therewith) and includes all of Purchaser’s right, title and interest in and to the Deposit, and provides for the assumption, for the benefit of Seller as a third-party beneficiary, of all of Purchaser’s obligations under this Agreement, (d) that such assignee has assumed any and all obligations and liabilities of Purchaser under this Agreement, but, notwithstanding such assumption, Purchaser shall continue to be liable hereunder, and (e) Purchaser provides Seller, at least seven (7) business days’ prior to Closing, with written notice of such assignment and executed counterparts of all documents evidencing or otherwise executed in connection with such assignment. Any assignment which fails to meet the criteria of this Section 15.7 or to which Seller has not otherwise consented shall be void and of no force or effect. Purchaser shall deliver to Seller prior to Closing, and as a condition to the effectiveness of any such assignment, such supporting evidence of the foregoing as is reasonably required by Seller.
15.8    Further Assurances. Purchaser and Seller hereby agree to complete, execute and deliver to the appropriate governmental authorities any returns, affidavits or other instruments that may be required with respect to any transfer, gains, sales, stamps and similar taxes, if any, arising out of this transaction.
15.9    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia.
15.10    Offer Only. This Agreement will not constitute a binding agreement by and between the parties hereto until such time as this Agreement has been duly executed and delivered by each and the Deposit is deposited with the Escrow Agent in accordance with this Agreement.
15.11    Counterparts. This Agreement may be executed in counterparts, each of which, when taken together shall constitute fully executed originals.
15.12    E-mail or PDF Signatures. Signatures to this Agreement and the Site Access and Indemnification Agreement transmitted by e-mail or PDF shall be valid and effective to bind the party so signing. A copy of the electronic mail or PDF shall also be sent to the intended addressee by one of the means described in clauses (i) or (ii) of Section 15.6 above, in any case with all charges prepaid, addressed to the appropriate party at its address provided herein.
15.13    Entire Agreement; Severability. This Agreement, together with the Site and Access Agreement, embody the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein. If any portion of this Agreement becomes or is held to be illegal, null or void or against public policy, for any reason, the remaining portions of this Agreement will not be affected thereby and will remain in force and effect to the fullest extent permissible by law.
15.14    No Waiver. No waiver by Purchaser or Seller of a breach of any of the terms, covenants or conditions of this Agreement by the other party will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Purchaser or Seller under this Agreement will be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by Purchaser or Seller to or of any act by the other party requiring the consent or approval of the first party will not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar acts by the other party.
15.15    Limitation of Liability. If Purchaser becomes aware after Closing of any breach and/or violation of any of Seller’s representations and/or warranties and/or Excepted Claims set forth herein, or of any other matter for which Seller would or could become liable to Purchaser, whether hereunder or under any Closing document, and Purchaser timely commences any action(s) to enforce any alleged breach and/or violation of any of the representations and/or warranties of Seller, or Seller’s liability for an Excepted Claim as set forth in this Agreement or to enforce any other claims for liability against Seller, and, notwithstanding any provision to the contrary contained herein or in any document executed by Seller pursuant hereto or in connection herewith, in no event shall Seller be liable for any special, consequential, speculative, punitive or similar damages, nor shall Seller’s liability in any such event or events exceed one and one-half percent (1.50%) of the Purchase Price (“Seller’s Maximum Liability”) and no claim by Purchaser may be made and Seller shall not be liable for any judgment in any action based upon any such claim unless and until Purchaser’s claims are for an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Claims Threshold”), in which event Seller’s liability respecting any final judgment concurring such claim(s) shall be for the entire amount thereof, subject to Seller’s Maximum Liability. The amount of Seller’s Maximum Liability shall be inclusive of attorneys’ fees, and ancillary court and experts’ costs and fees. Purchaser agrees that, prior to making any claims against Seller, Purchaser shall, to the extent applicable, pursue any remedies it may have against the Title Company pursuant to the Title Policy. The provisions of this Section 15.15 will survive the Closing and the delivery of the Deed.
15.16    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.17    Successors and Assigns. Subject to the limitations set forth elsewhere in this Agreement, each and all of the covenants and conditions of this Agreement will inure to the benefit of and will be binding upon the successors-in-interest, assigns, and representatives of the parties hereto. As used in the foregoing, “successors” refers to the successors to all or substantially all of the assets of parties hereto and to their successors by merger or consolidation.
15.18    No Partnership or Joint Venture. Seller or Purchaser will not, by virtue of this Agreement, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venturer. In addition, by virtue of this Agreement there shall not be deemed to have occurred a merger of any joint enterprise between Purchaser and Seller.
15.19    No Recordation. Seller and Purchaser each agrees that neither this Agreement nor any memorandum, short form agreement or notice hereof shall be recorded, and Purchaser further agrees (a) not to file any notice of pendency, lis pendens or other instrument (other than a judgment) against the Property or any portion thereof, and (b) to be responsible for and to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Purchaser of any such notice of pendency, lis pendens or other instrument.
15.20    Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as defined in the Reporting Requirements). Accordingly:
(a)    Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.
(b)    Seller and Purchaser shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.
(c)    Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is as set forth opposite Seller’s signature to this Agreement.
(d)    Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.
The provisions of this Section 15.20 will survive the Closing and the delivery of the Deed.
15.21    Survival. Seller covenants, agreements, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement, including, without limitation, all Excepted Claims (except for those set forth in Sections 13.1(d), 13.1(h), 15.2, 15.15, 15.20, and this Section 15.21 which are meant to survive indefinitely), shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending six (6) months after the Closing Date or, if another period of time is specified, such other period of time (as applicable, the “Survival Period”). It is expressly agreed that any action, suit or proceeding with respect to the truth, accuracy or completeness of all representations and warranties in this Agreement or the breach of any covenant or agreement in this Agreement or in any closing document, shall be commenced, if at all, on or before the end of the Survival Period and, if not commenced on or before such date, thereafter will be void and of no force or effect. The provisions of this Section 15.21 will survive the Closing and the delivery of the Deed and/or termination of this Agreement. Purchaser shall provide written notice to Seller prior to the expiration of the Survival Period of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable period of time so long as a cure has been commenced and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequences thereof, which must be commenced, if at all, within the Survival Period; provided, however, that if within the Survival Period Purchaser gives Seller written notice of such a breach and Seller notifies Purchaser of Seller’s commencement of a cure, commences to cure and thereafter terminates such cure effort, Purchaser shall have an additional thirty (30) days from the date of such termination within which to commence an action at law for damages as a consequence of Seller’s failure to cure. The Survival Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver(s) and release(s) set forth in Sections 1.6 and 1.7 shall apply fully to liabilities under such covenants, indemnities, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Section 15.21 does not apply to Seller’s or Purchaser’s liability with respect to prorations and adjustments under Article XI.
Notwithstanding any contrary provision of this Agreement, if Seller becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of its representations or warranties untrue in any material respect, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so discloses any matters which make any Seller’s representations and warranties so untrue in any material respect or in the event that Purchaser otherwise becomes aware during the pendency of this Agreement prior to Closing of any matters which so make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that such untruth is not the result of Seller’s breach of any express covenant set forth in this Agreement), but Purchaser shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Agreement, or (ii) as to any matters disclosed following the Effective Date, to terminate this Agreement if the failure of such representations or warranties would, individually or in the aggregate, result in an adverse impact or cost on or to the Property or Purchaser which, either (x) is in excess of the Claims Threshold, or (y) is less than the Claims Threshold and Purchaser does not receive a credit toward the Purchase Price of such amount at Closing.
No claim for a breach of any of Seller’s Representations shall be actionable or payable (a) if such breach is due to or is based on a condition, state of facts or other matter that was known to Purchaser or disclosed to Purchaser or its Affiliate in the Property Documents or by email, overnight delivery or otherwise available to Purchaser or its Affiliate, or in writing delivered to Purchaser or its Affiliate prior to Closing.

15.22    Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any person other than the parties and their respective successors and permitted assigns.
15.23    Access to Records Following Closing. Purchaser agrees that for a period of six (6) months following Closing, Seller shall have the right during regular business hours, on five (5) days written notice to Purchaser, to examine and review at Purchaser's office (or, at Purchaser's election, at the Property), the books and records of Seller relating to the ownership and operation of the Property, which was delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of six (6) months following the Closing, Purchaser shall have the right during regular business hours, on fifteen (15) days written notice to Seller, to examine and review at Seller’s office, all non-confidential or non-proprietary books, records and files, if any, retained by Seller relating to the ownership and operation by Seller prior to the Closing of the Property. The provisions of this Section shall survive for a period of six (6) months after the Closing Date. Notwithstanding the foregoing, Seller and Purchaser shall cooperate with one another in a commercially reasonable manner in connection with any reconciliation or audit of tenant expenses, and such obligation shall survive Closing until all such matters are finally resolved.
15.24    Joint and Several. The liability of each constituent entity comprising Seller shall be joint and several with the liability of each other constituent entity comprising Seller.
15.25    Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller shall provide to Purchaser (at Purchaser’s sole expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, or its accountants, and in the possession or control of Seller, or its accountants (and will request its property manager as of the date of Closing to provide such information), and which is necessary to enable Purchaser (or HPI and/or its Affiliates) to file its or their Forms 8-K, 10-Q or 10-K if, as and when such filing may be required by the SEC. Purchaser hereby releases and agrees to indemnify, defend and hold Seller, its Affiliates, agents, employees, and partners, harmless from and against any claims, liability, expenses (including without limitation reasonable attorneys’ fees), losses and damages arising out of Seller's cooperation hereunder or any information provided by Seller pursuant hereto; provided, however, that this indemnity shall not apply to the extent such liability is caused by the gross negligence or willful misconduct of Seller. The indemnity obligations of Purchaser to Seller under this Section 15.25 shall survive the termination of this Agreement for any reason.
15.26    Section 1031 Exchange. The parties acknowledge that the conveyance of the Property to Purchaser may be structured by Purchaser as a like-kind exchange (including a “reverse exchange”) pursuant to Section 1031 of the Internal Revenue Code and federal cases interpreting this rule (an “Exchange”). Seller agrees to reasonably cooperate with Purchaser in effecting such Exchange, provided that Purchaser shall bear all of the expenses and liabilities associated therewith, Seller shall not be subject to any liability, and provided further that Purchaser’s ability to undertake any such exchange shall not in any manner be considered a condition of Purchaser’s obligations under this Agreement and the same shall not delay the

Closing. It is contemplated that Purchaser may assign this Agreement to a “qualified intermediary” pursuant to Treasury Regulation Section 1.103(k)-I(g)4(v) and/or Purchaser may cause the Property to be conveyed (i.e., “parked”) with an EAT organized by a qualified intermediary pending Purchaser’s sale of other properties owned by Purchaser (its “relinquished property”) as part of the Exchange. Accordingly, in the event of such assignment and/or “parking” arrangement, Seller shall, upon notice from Purchaser, convey the Property at Closing to the EAT or EATs organized by Purchaser’s qualified intermediary, and shall to the extent of the assignment, treat the qualified intermediary and/or EAT(s) as the valid assignee of Purchaser’s rights hereunder. Notwithstanding anything contained herein, (a) Seller shall not be required to acquire or hold legal or beneficial title to, or any other interest, in any property for purposes of consummating Purchaser’s Exchange, (b) Seller shall have the right to review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) all documents Seller is required to execute in connection with any Exchange, and (c) in the event of any Exchange, and notwithstanding that in connection with such Exchange record title to the Property may be conveyed by Seller to an accommodation entity which thereupon will later convey title to the Property to Purchaser, all covenants, agreements and indemnifications of Purchaser pursuant to this Agreement shall be deemed to be made by Purchaser, shall survive any conveyance by Seller to an accommodation party, shall continue in favor of and inure to the benefit of Seller and shall be enforceable by Seller against Purchaser to the extent provided in this Agreement as though the Property had been conveyed directly by Seller to Purchaser and the exchange shall in no way reduce, abridge or modify any of Purchaser’s obligations or any of Seller’s rights or remedies hereunder. Seller will have no liability to Purchaser under or in connection with any Exchange, including in the event the Exchange is not consummated, or in the event Purchaser does not achieve the desired tax treatment.
15.27    Force Majeure Event. If Closing does not occur on the Closing Date because of the occurrence of a Force Majeure Event (as defined below) (but unless Purchaser and Seller otherwise agree in writing, no such Force Majeure Event extension shall exceed ten (10) days in the aggregate), the Closing Date shall be extended to the next business day immediately following the cessation of the Force Majeure Event. For purposes of this Agreement, the term “Force Majeure Event” means acts of God (including, but not limited to tornadoes, floods, hurricanes and/or other weather conditions or other national disasters), expropriation or confiscation of facilities by any governmental authority, compliance with any order or request of any governmental authority, strikes, lockouts, riots, or other labor troubles or a national emergency, a pandemic or epidemic, or a failure of the Automated Clearing House or similar wire transfer system utilized for the transfer of money or similar causes not within Seller’s or Purchaser’s control.
[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.

SELLER:
POP 4208 Six Forks Road, L.P., a Delaware limited partnership
By: POP Cap Trust GP, LLC, a Delaware limited liability company, its sole general partner
By: POP Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Office Properties, LLC, a Maryland limited liability company, its sole member
By: PAC Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers
By: Preferred Apartment Communities, Inc., a Maryland corporation, its sole general partner

By:     /s/ Joel T. Murphy
Name:    Joel T. Murphy
Title:    Chief Executive Officer and President

SELLER SIGNATURES CONTINUE ON THE FOLLOWING PAGE

POP Morrocroft, L.P., a Delaware limited partnership
By: POP Morrocroft GP, LLC, a Delaware limited liability company, its sole general partner
By: POP Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Office Properties, LLC, a Maryland limited liability company, its sole member
By: PAC Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers
By: Preferred Apartment Communities, Inc., a Maryland corporation, its sole general partner

By:     /s/ Joel T. Murphy
Name:    Joel T. Murphy
Title:    Chief Executive Officer and President

SELLER SIGNATURES CONTINUE ON THE FOLLOWING PAGE

POP 150 Fayetteville, LP, a Delaware limited partnership
By: POP 150 GP, LLC, a Delaware limited liability company, its sole general partner
By: POP Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Office Properties, LLC, a Maryland limited liability company, its sole member
By: PAC Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers
By: Preferred Apartment Communities, Inc., a Maryland corporation, its sole general partner

By:     /s/ Joel T. Murphy
Name:    Joel T. Murphy
Title:    Chief Executive Officer and President

SELLER SIGNATURES CONTINUE ON THE FOLLOWING PAGE

POP Capitol Towers, LP, a Delaware limited partnership
By: POP NC GP, LLC, a Delaware limited liability company, its sole general partner
By: POP Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Office Properties, LLC, a Maryland limited liability company, its sole member
By: PAC Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers
By: Preferred Apartment Communities, Inc., a Maryland corporation, its sole general partner

By:     /s/ Joel T. Murphy
Name:    Joel T. Murphy
Title:    Chief Executive Officer and President

SELLER SIGNATURES CONTINUE ON THE FOLLOWING PAGE

PAC Galleria 75, LLC., a Delaware limited liability company
By: PAC Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers
By: Preferred Apartment Communities, Inc., a Maryland corporation, its sole general partner

By:     /s/ Joel T. Murphy
Name:    Joel T. Murphy
Title:    Chief Executive Officer and President

POP 8 West Mezzanine Lending, LLC., a Delaware limited liability company
By: PAC Lending, LLC, a Delaware limited liability company, its sole member
By: PAC Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers
By: Preferred Apartment Communities, Inc., a Maryland corporation, its sole general partner

By:     /s/ Joel T. Murphy
Name:    Joel T. Murphy
Title:    Chief Executive Officer and President

SELLER SIGNATURES CONTINUE ON THE FOLLOWING PAGE

Preferred Office Properties, LLC., a Maryland limited liability company
By: PAC Carveout, LLC, a Delaware limited liability company, its sole member
By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers
By: Preferred Apartment Communities, Inc., a Maryland corporation, its sole general partner

By:     /s/ Joel T. Murphy
Name:    Joel T. Murphy
Title:    Chief Executive Officer and President

END OF SELLER SIGNATURES

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.
PURCHASER:
Highwoods Realty Limited Partnership, a North Carolina limited partnership
By:    Highwoods Properties, Inc., a Maryland corporation, its Sole General Partner

By: /s/ Jeffrey D. Miller
Name:    Jeffrey D. Miller
Title:    Executive Vice President & General Counsel

Federal Tax Identification No.: